UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Lear Corporation

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21557 Telegraph Road
Southfield, Michigan 48033

March 30, 2011

Dear Stockholder:

On behalf of the Board of Directors of Lear Corporation, you are cordially invited to attend the 2011 Annual Meeting of Stockholders to be held on May 12, 2011, at 10:00 a.m. (Eastern Time) at Lear Corporation’s Corporate Headquarters, 21557 Telegraph Road, Southfield, Michigan 48033.

The attached proxy statement provides you with detailed information about the annual meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Lear from documents we have filed with the Securities and Exchange Commission.

We are delivering our proxy statement and annual report pursuant to the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery method expedites stockholders’ receipt of proxy materials and lowers the cost and environmental impact of our annual meeting. On or about March 30, 2011, we will mail to our stockholders a notice containing instructions on how to access our proxy materials. In addition, the notice includes instructions on how you can receive a paper copy of our proxy materials.

You are being asked at the annual meeting to elect directors, ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, provide an advisory vote on executive compensation and the frequency of such advisory vote and transact any other business properly brought before the meeting.

Whether or not you plan to attend the annual meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning your proxy card, as described in the attached proxy statement and proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

Robert E. Rossiter
Chief Executive Officer, President and Director

This proxy statement is dated March 30, 2011, and is first being made available to stockholders electronically via the Internet on or about March 30, 2011.

LEAR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 12, 2011
10:00 a.m., Eastern Time

To the Stockholders of Lear Corporation:

The 2011 Annual Meeting of Stockholders will be held on May 12, 2011, at 10:00 a.m. (Eastern Time) at Lear Corporation’s Corporate Headquarters, 21557 Telegraph Road, Southfield, Michigan 48033. The purpose of the meeting is to:

1. elect eight directors;

2. ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011;

3. provide an advisory vote on executive compensation;

4. provide an advisory vote on the frequency of the advisory vote on executive compensation; and

5. conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on March 25, 2011. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters at 21557 Telegraph Road, Southfield, Michigan 48033 during the ten days prior to the meeting and also at the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote your shares via the toll-free telephone number, over the Internet or by completing, signing and dating the proxy card, as described in the attached proxy statement and proxy card. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Terrence B. Larkin
Senior Vice President, General Counsel and
Corporate Secretary

March 30, 2011

i

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LEAR CORPORATION
21557 Telegraph Road
Southfield, Michigan 48033

SUMMARY OF THE ANNUAL MEETING

Annual Meeting

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Lear Corporation (referred to herein as the “Company,” “Lear,” “we,” “us” or “our” as the context requires) will be held at Lear’s Corporate Headquarters, 21557 Telegraph Road, Southfield, Michigan 48033, on May 12, 2011, at 10:00 a.m. (Eastern Time).

Record Date

The date to determine stockholders entitled to notice of and to vote at the meeting is the close of business on March 25, 2011.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report available to stockholders electronically via the Internet. On or about March 30, 2011, we will mail to most of our stockholders a notice (the “Notice”) containing instructions on how to access this proxy statement, the proxy card and our annual report and to vote via the Internet. Other stockholders, in accordance with their prior requests, will receive e-mail notification of how to access our proxy materials and vote via the Internet, or will be mailed paper copies of our proxy materials and a proxy card on or about March 30, 2010.

The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, you may elect to receive future proxy materials in printed form by mail or electronically by e-mail by following the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

In addition , if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address or sending a written request to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Investor Relations.

Agenda

The agenda for the meeting is to:

1. elect eight directors;

2. ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011;

3. provide an advisory vote on executive compensation;

4. provide an advisory vote on the frequency of the advisory vote on executive compensation; and

5. conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

Proxy Solicitation

Lear’s Board of Directors (the “Board”) is soliciting your proxy to vote your shares of common stock at our Annual Meeting. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses.

Information about Voting

You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;

•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; and

•	By Mail — You can vote by completing, dating, signing and returning the proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 11, 2011.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been executed and dated. If you execute and return your proxy card by mail but provide no specific instructions in the proxy card, your shares will be voted FOR the director nominees named on the proxy card, FOR the ratification of the appointment of our independent registered public accounting firm, FOR the advisory approval of executive compensation described in this proxy statement and FOR the one year frequency option for the advisory vote on executive compensation.

We do not intend to bring any matters before the meeting except those indicated in the notice of Annual Meeting and described in this proxy statement, and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to our Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to Lear by telephone, Internet or mail that is dated later than the date of any proxy that you previously submitted; or

•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

Outstanding Shares

On the record date, March 25, 2011, there were approximately 104,889,387 shares of our common stock, par value $0.01 per share, outstanding (including 2,510,564 shares reserved for the satisfaction of certain claims in connection with our emergence from Chapter 11 bankruptcy proceedings). Our common stock is the only class of voting securities outstanding.

Quorum

A quorum is established when a majority of shares entitled to vote is present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (as described below under “— Required Vote”) are counted for purposes of determining whether a quorum is present.

Voting

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting.

Required Vote

To be elected, director nominees must receive the affirmative vote of a majority of the votes cast (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) (Proposal No. 1). For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2), advisory approval of executive compensation (Proposal No. 3) and any other matter that may properly come before the Annual Meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. For the advisory vote on the frequency of the advisory approval vote on executive compensation (Proposal No. 4), the frequency alternative that receives the most votes will be the choice of stockholders.

Abstentions on any matter other than the election of directors (Proposal No. 1) and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 4) will not be voted but will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote on such other items (i.e. Proposal No. 2 and Proposal No. 3).

Shares Held Through a Bank, Broker or Other Nominee

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters (Proposal No. 2) but may not be permitted to exercise voting discretion with respect to non-routine matters (Proposals No. 1, 3 and 4). Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 2 (ratification of auditors), your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to the remaining proposals, your shares will not be voted on such proposals. These shares are called “broker non-votes.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Broker non-votes are not considered votes for or against any particular proposal and therefore will have no direct impact on any proposal. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has nominated the individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2012 or until their successors, if any, are elected or appointed. Our Amended and Restated Certificate of Incorporation and Bylaws provide for the annual election of directors, commencing with this Annual Meeting. To be elected, each director nominee must receive the affirmative vote of a majority of the votes cast (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all director nominees. In addition, our Corporate Governance Guidelines contain a resignation policy which provides that in the event an incumbent director fails to receive a majority of the votes cast in an uncontested election, such director shall promptly tender his resignation to the Board for consideration. The Board has determined that each director nominee, other than Mr. Rossiter, is an independent director, as further described below in “Directors and Corporate Governance — Independence of Directors.”

All of the director nominees listed below have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the meeting.

Name	Age	Position

Thomas P. Capo	60	Director
Curtis J. Clawson	51	Director
Jonathan F. Foster	50	Director
Conrad L. Mallet, Jr.	57	Director
Robert E. Rossiter	65	Director, CEO and President
Donald L. Runkle	65	Director
Gregory C. Smith	59	Director
Henry D.G. Wallace	65	Non-Executive Chairman, Director

Biographical information relating to each of the director nominees is set forth below under “Directors and Corporate Governance” and incorporated by reference herein.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS AND CORPORATE GOVERNANCE

Director Biographical Information and Qualifications

Set forth below is a description of the business experience of each director, with the exception of Philip F. Murtaugh, as well as the specific qualifications, skills and experiences considered by the Nominating Committee and the Board in recommending our slate of director nominees. Mr. Murtaugh resigned from the Board in January 2011. Each director listed below originally was appointed as a director in connection with the our emergence from Chapter 11 bankruptcy proceedings in November 2009, and each such director is nominated for reelection to the Board for a term expiring at the annual meeting of stockholders in 2012. See “Election of Directors (Proposal No. 1).”

Thomas P. Capo	Biography
Mr. Capo has been a director of Lear since November 2009. Mr. Capo was Chairman of Dollar Thrifty Automotive Group, Inc. from October 2003 until November 2010. Mr. Capo was a Senior Vice President and the Treasurer of DaimlerChrysler Corporation from November 1998 to August 2000, Vice President and Treasurer of Chrysler Corporation from 1993 to 1998, and Treasurer of Chrysler Corporation from 1991 to 1993. Prior to holding these positions, Mr. Capo served as Vice President and Controller of Chrysler Financial Corporation. Mr. Capo also serves as a director of Dollar Thrifty Automotive Group Inc. and Cooper Tire & Rubber Company. Previously, Mr. Capo also served as a director of JLG Industries, Inc., Sonic Automotive, Inc. and MicroHeat, Inc.

Qualifications

•   Executive management experience, including in the automotive industry

•   Experience in finance, financial reporting, compliance and internal controls and investment analysis and management

•   Public company directorship and committee experience, including in the automotive industry and at board chairman level – former chairman of the board of an automotive company

•   Core leadership and management skills

•   Independent of management

Curtis J. Clawson	Biography
Mr. Clawson has been a director of Lear since November 2009. Mr. Clawson has served as the Chairman, President and Chief Executive Officer of Hayes Lemmerz International, Inc. (“Hayes Lemmerz”) since 2001. From 1999 until 2000, Mr. Clawson served as the President and Chief Operating Officer of Rexam Beverage Can Americas, Inc. and from 1998 until 1999 he served as the President and Executive Vice President — Beverage Can Americas of American National Can Group, Inc. From 1994 until 1998, Mr. Clawson was employed by AlliedSignal, Inc. as President of the Laminate Systems Group from 1997 to 1998 and President of the Allied Filters and Sparkplug Group from 1994 to 1996. From 1986 until 1994, Mr. Clawson held various management positions at Arvin Industries, Inc.

Qualifications

•   Executive management experience, including in the automotive industry – current President and Chief Executive Officer of Hayes Lemmerz

•   Public company directorship and committee experience, including in the automotive industry and at board chairman level

•   Independent of management

Jonathan F. Foster	Biography
Mr. Foster has been a director of Lear since November 2009. Mr. Foster is Managing Director of Current Capital LLC, a private equity firm. Previously, from 2007 until 2008, Mr. Foster served as a Managing Director and Co-Head of Diversified Industrials and Services at Wachovia Securities. From 2005 until 2007, he served as Executive Vice President — Finance and Business Development of Revolution LLC. From 2002 until 2004, Mr. Foster was a Managing Director of The Cypress Group, a private equity investment firm and from 2001 until 2002, he served as a Senior Managing Director of Bear Stearns & Co. From 1999 until 2000, Mr. Foster served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Toysrus.com, Inc. Previously, Mr. Foster was with Lazard Frères & Company LLC for over ten years in various positions, including as a Managing Director. Mr. Foster is a director of Masonite Inc., Smurfit-Stone Container Corporation and Chemtura Corporation; he also serves as Vice Chairman of the New York Power Authority.

Qualifications

•   Extensive experience as an investment banker, private equity investor and director with industrial companies, including those in the automotive sector

•   Executive management experience

•   Experience in financial statement preparation and accounting, financial reporting and compliance and internal controls

•   Extensive transactional experience in mergers and acquisitions, debt financings and equity offerings

•   Public company directorship and committee experience, including with global manufacturing companies

•   Independent of management

Conrad L. Mallett, Jr.	Biography
Justice Mallett, who has been a director of Lear since August 2002, has been the President and CEO of Sinai-Grace Hospital since August 2003. Prior to his current position, Justice Mallett served as the Chief Administrative Officer of the Detroit Medical Center beginning in March 2003. Previously, he served as President and General Counsel of La-Van Hawkins Food Group LLC from April 2002 to March 2003, and Chief Operating Officer for the City of Detroit from January 2002 to April 2002. From August 1999 to April 2002, Justice Mallett was General Counsel and Chief Administrative Officer of the Detroit Medical Center. Justice Mallett was also a Partner in the law firm of Miller, Canfield, Paddock & Stone from January 1999 to August 1999. Justice Mallett was a Justice of the Michigan Supreme Court from December 1990 to January 1999 and served a two-year term as Chief Justice beginning in 1997. Justice Mallet is a director of Kelly Services, Inc.

Qualifications

•   Extensive legal and governmental experience, including significant involvement in state and municipal improvement activities

•   Executive management experience

•   Leadership experience gained as Chief Justice of the Michigan Supreme Court

•   Public company directorship and committee experience

•   Independent of management

Robert E. Rossiter	Biography
Mr. Rossiter is the Company’s Chief Executive Officer and President, a position he has held since August 2007. Mr. Rossiter served as Chairman from January 2003 until August 2010, Chief Executive Officer since October 2000, President since August 2007 and from 1984 until December 2002 and Chief Operating Officer from 1988 until April 1997 and from November 1998 until October 2000. Mr. Rossiter also served as Chief Operating Officer — International Operations from April 1997 until November 1998. Mr. Rossiter has been a director of the Company since 1988.

Qualifications

•   Executive management experience with Lear – current Chief Executive Officer and President

•   Extensive international experience with Lear

•   Record of leadership, achievement and executing our business and global strategy

•   Public company directorship and committee experience with Lear, including at board chairman level

Donald L. Runkle	Biography
Mr. Runkle has been a director of Lear since November 2009. Mr. Runkle currently serves as Chief Executive Officer of EcoMotors International since 2009 and Chairman of EP Management Corporation. Since 2005, Mr. Runkle has provided consulting services in business and technical strategy, and from 2006 to 2007, he also was a consultant for Solectron Corporation. Mr. Runkle also serves as an Operating Executive Advisor for Tennenbaum Capital Partners LLC from 2005. From 1999 until 2005, Mr. Runkle held various executive-level positions at Delphi Corporation, including Vice Chairman and Chief Technology Officer from 2003 until 2005, President, Delphi Dynamics and Propulsion Sector, and Executive Vice President from 2000-2003 and President, Delphi Energy and Engine Management Systems, and Vice President, Delphi Automotive Systems, from 1999-2000. Previously, Mr. Runkle was employed by General Motors Corporation for over 30 years in various management and executive-level positions, most recently Vice President and General Manager of Delphi Energy and Engine Management and Automotive Systems from 1996 until 1999. Mr. Runkle also serves as a director of EP Management Corporation, Environmental Systems Products Company, WinCup Corporation, Transonic Combustion Inc., EcoMotors International, the Lean Enterprise Institute and the Sloan School of Management. Mr. Runkle previously served as Chairman of Autocam.

Qualifications

•   Executive management experience, including in the automotive industry – current Chief Executive Officer of EcoMotors

•   Directorship experience, including in the automotive industry, at board chairman level and with a public company – current Chairman of EP Management Corporation, a supplier of automotive materials and filtration products

•   Independent of management

Gregory C. Smith	Biography
Mr. Smith has been a director of Lear since November 2009. Mr. Smith, a retired Vice Chairman of Ford Motor Company, currently serves as a Principal of Greg C. Smith LLC, a private management consulting firm, since 2007. Previously, Mr. Smith was employed by Ford Motor Company for over 30 years until 2006. Mr. Smith held various executive-level management positions at Ford Motor Company, most recently serving as Vice Chairman from 2005 until 2006, Executive Vice President and President — Americas from 2004 until 2005, Group Vice President — Ford Motor Company and Chairman and Chief Executive Officer — Ford Motor Credit Company from 2002 to 2004, Vice President, Ford Motor Company, and President and Chief Operating Officer, Ford Motor Credit Company, from 2001 to 2002. Mr. Smith served as a director of Fannie Mae from 2005 until 2008. Currently, Mr. Smith serves as a director of Penske Corporation and Solutia Inc.

Qualifications

•   Executive management experience, including in the automotive industry

•   Experience and knowledge of automotive company operations, including engineering, manufacturing and finance

•   Extensive experience and knowledge of automotive industry

•   Public company directorship and committee experience

•   Independent of management

Henry D.G. Wallace	Biography
Mr. Wallace has served as the Company’s Non-Executive Chairman since August 2010 and has been a director of Lear since February 2005. Mr. Wallace worked for 30 years at Ford Motor Company until his retirement in 2001 and held several executive-level operations and financial oversight positions while at Ford, most recently as Group Vice President, Mazda and Asia Pacific Operations in 2001, Chief Financial Officer in 2000 and Group Vice President, Asia Pacific Operations in 1999. Mr. Wallace served as President and CEO of Mazda Motor Corporation in 1996 and 1997. Mr. Wallace also serves as a director of AMBAC Financial Group, Inc., Diebold, Inc. and Hayes Lemmerz.

Qualifications

•   Executive management experience, including in the automotive industry

•   Experience and leadership with a global manufacturing company

•   Experience in finance, financial statement preparation and accounting, financial reporting and compliance and internal controls

•   Extensive international experience in Asia, Europe and Latin America

•   Leadership experience on boards of several publicly-traded companies

•   Independent of management

Certain Legal Proceedings

Mr. Rossiter currently serves as the Company’s Chief Executive Officer and President, and also has served as the Company’s Chairman, as described above. In July 2009, the Company filed for bankruptcy protection.

Mr. Clawson currently serves, and has served, as the president and chief executive officer of Hayes Lemmerz, as described above. In May 2009, Hayes Lemmerz filed for bankruptcy protection.

Mr. Runkle held various executive-level positions at Delphi Corporation, as described above, until he retired in July 2005. Delphi Corporation filed for bankruptcy protection in October 2005.

Criteria for Selection of Directors

The following are the general criteria for the selection of our directors that the Nominating Committee utilizes in evaluating candidates for Board membership. None of the following criteria should be construed as minimum qualifications for director selection nor is it expected that director nominees will possess all of the criteria identified. Rather, they represent the range of complementary talents, backgrounds and experiences that the Nominating Committee believes would contribute to the effective functioning of our Board. The Nominating Committee considers, without limitation, a director nominee’s independence, skills and other attributes, experience, perspective, background and diversity. The general criteria set forth below are not listed in any particular order of importance:

•	Background, experience and record of achievement, including, without limitation, in the automotive industry;

•	Diversity with respect to viewpoints, background, experience, skill, education, national origin, gender, race, age, culture and current affiliations;

•	Personal and professional ethics and integrity, collegiality, objective perspective and practical judgment;

•	Ability and willingness to devote sufficient time to carry out duties and responsibilities effectively;

•	Commitment to maximizing intrinsic shareholder value;

•	Financing and accounting expertise; and

•	Independence — a majority of directors must be independent.

Our Corporate Governance Guidelines and Nominating Committee charter provide guidelines with respect to the consideration of director candidates. Under these guidelines, the Nominating Committee is responsible for, subject to approval by the Board, establishing and periodically reviewing the criteria for Board membership and selection of new directors, including independence standards. The Nominating Committee also may recommend to the Board changes to the portfolio of director skills, experience, perspective and background required for the effective functioning of the Board considering our strategy and the regulatory, geographic and market environments. Any such changes to the director selection criteria must be approved by the Board. The Nominating Committee screens candidates and recommends director nominees who are approved by the full Board.

The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Nominating Committee also may retain a search firm (which may be paid a fee) to identify director candidates. Once a potential candidate has been identified, the Nominating Committee evaluates the potential candidate based on the Board’s criteria for selection of directors (described above) and the composition and needs of the Board at the time. All director candidates are evaluated on the same basis. Diversity is one of the criteria described above that the Nominating Committee and the Board consider in identifying director nominees, which they consider in the context of the Board as a whole. We define “diversity” broadly to include differences in viewpoints, background, experience, skill, education, national origin, gender, race, age, culture and current affiliations that may offer Lear exposure to contemporary business issues. Candidates also are evaluated in light of Board policies, such as those relating to director independence and service on other boards, as well as considerations relating to the size and structure of the Board. These qualifications may vary from year to year, depending on the composition of the Board at the time.

If a director candidate were to be recommended by a stockholder in accordance with the procedures set forth under “Recommendation of Directors by Stockholders” below, the Nominating Committee would evaluate such candidate in the same manner in which it evaluates other director candidates considered by the Nominating Committee.

Recommendation of Directors by Stockholders

In accordance with its charter, the Nominating Committee will consider candidates for election as a director of the Company recommended by any Lear stockholder, provided that the recommending stockholder follows the procedures set forth in Section 1.13 of Lear’s Bylaws for nominations by stockholders of persons to serve as directors.

Pursuant to Section 1.13 of the Bylaws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who sends a timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is more than 30 days prior to the anniversary of the preceding year’s annual meeting or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which “public announcement” of the date of such annual meeting is made by Lear. For purposes of the Bylaws, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC.

The stockholder’s notice or recommendation is required to contain certain prescribed information about each person whom the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations or notices relating to director nominations should be sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033; Attention: Terrence B. Larkin, Senior Vice President, General Counsel and Corporate Secretary.

A copy of our Bylaws, as amended, has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 9, 2009.

Independence of Directors

The Company’s Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating Committee, must meet the criteria for independence set forth under applicable law and the New York Stock Exchange (“NYSE”) listing standards. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board has established guidelines to assist in determining director independence. These guidelines are part of our Corporate Governance Guidelines, available on our website at www.lear.com. In addition to applying these director independence guidelines and the NYSE independence guidelines, the Board will consider all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director.

The Board has made director independence determinations with respect to each person who served as a director during any portion of 2010. Based on our director independence guidelines and the NYSE independence guidelines, the Board has affirmatively determined that (i) Messrs. Capo, Clawson, Foster, Mallet, Murtaugh, Runkle and Smith (A) have no relationships or only immaterial relationships with us, (B) meet our director independence guidelines and the NYSE independence guidelines with respect to any such relationships and (C) are independent; (ii) Mr. Wallace (A) has only immaterial relationships with us, (B) meets our director independence guidelines with respect to such relationships, other than the relationship relating to his brother discussed below, (C) meets the NYSE independence guidelines with respect to all such relationships and (D) is independent; and (iii) Mr. Rossiter is not independent. Mr. Rossiter is our Chief Executive Officer and President. In making its independence determinations, the Board also considered the additional factors described below.

In making its determination with respect to Mr. Wallace, the Board considered that Mr. Wallace’s brother serves as the non-executive chairman of a company with which Lear has done business in the last three years. The Board considered that (i) Mr. Wallace’s brother is not an executive officer of such company, (ii) the amount of business with the company falls below the NYSE’s independence guidelines, (iii) neither Mr. Wallace nor his brother were involved in Lear’s business relationship with the company and (iv) such business was conducted in accordance with Lear’s standard purchasing procedures for such products. The Board has concluded that this relationship is not material and that Mr. Wallace is independent.

Board’s Role in Risk Oversight

The Board, with the assistance of the Board committees, is responsible for ensuring that material risks affecting the Company are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. In addition, the Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management on areas of particular interest to the Board.

As set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s process for assessing and managing risks, including the Company’s major financial risk exposures and the steps necessary to monitor and control such exposures. In addition, the Audit Committee is responsible for ensuring that the Company has an internal audit function to provide management and the Audit Committee with ongoing assessments of the Company’s risk management process and system of internal controls. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, meets periodically with senior management, our vice presidents of internal audit and compliance and our independent auditor, Ernst & Young LLP, and reports on its findings at each regularly scheduled meeting of the Board.

In the past, we have completed both comprehensive and focused risk assessments. During 2010, we expanded and formalized an enterprise risk management process designed to facilitate the identification, assessment and management of certain key risks to achieving our strategic objectives. The enterprise risk management process supplements management’s ongoing responsibilities to monitor and address risks by working with risk owners to identify causes of and action plans for certain key risks, which then are discussed with senior management to promote visibility and ensure appropriate risk response strategies. The Audit Committee receives quarterly reports from senior management on the progress of our enterprise risk management process, and reports to the Board, as appropriate. The Audit Committee and Board also periodically receive reports on risks addressed in the enterprise risk management process, in addition to reports on other risks.

Our other Board committees also have responsibility for the oversight of risk management. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, as discussed further under “Compensation and Risk.” Further, the Nominating Committee oversees risks associated with our governance structure and processes and annually reviews our organizational documents, Corporate Governance Guidelines and other policies. The committees primarily keep the Board informed of their risk oversight and related activities through reports of the committee chairmen to the full Board. The Board also considers specific risk topics in connection with strategic planning and other matters.

Corporate Governance

The Board has approved Corporate Governance Guidelines and a Code of Business Conduct and Ethics. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and committee charters, are available on our website at www.lear.com or in printed form upon request by contacting Lear Corporation at 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website.

Other Board Information

Leadership Structure of the Board

The Board appointed Henry D. G. Wallace as Non-Executive Chairman of the Board in August 2010. Prior to such appointment, Robert E. Rossiter, our current Chief Executive Officer, President and member of our Board, acted as Chairman of the Board. We separated these positions to allow the Chief Executive Officer to focus on the execution of our business strategy, growth and development, while allowing the Non-Executive Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. While our Bylaws and Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, the Board believes that having separate positions and having an independent director serve as Non-Executive Chairman is the appropriate leadership structure for us at this time.

Board Meetings

In 2010, our full Board held six meetings. In addition to our full Board meetings, our directors attend meetings of committees established by our Board. Each director participated in at least 75% of the total number of meetings of our Board and the committees on which he serves. Our directors are encouraged to attend all annual and special meetings of our stockholders. In 2010, our annual meeting of stockholders was held on May 13, 2010, and all of our directors attended.

Meetings of Non-Employee Directors

In accordance with our Corporate Governance Guidelines and the listing standards of the NYSE, our non-management directors meet regularly in executive sessions of the Board without management present. Mr. Wallace, our Non-Executive Chairman, presides over these executive sessions.

Committees of the Board

The Board has three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating Committee. The following chart sets forth the directors who served during 2010, and currently serve, as members of each of the Board committees. In addition, Mr. Murtaugh served as a member of the Nominating Committee until his resignation from the Board in January 2011.

Compensation
Directors	Audit Committee	Committee	Nominating Committee

Thomas P. Capo	X		C
Curtis J. Clawson		X
Jonathan F. Foster	X		X
Conrad L. Mallett, Jr.		C	X
Robert E. Rossiter
Donald L. Runkle		X
Gregory C. Smith	C	X
Henry D.G. Wallace*	X

*	Non-Executive Chairman

“C”	denotes member and Chairperson of committee.

“X”	denotes member.

Audit Committee

In 2010, the Audit Committee held nine meetings during the year. Each of the members of the Audit Committee is a non-employee director. In addition, the Board has determined that all of the members of the Audit Committee are independent as defined in the listing standards of the NYSE and that all such members are financially literate. The Board also has determined that all members of the Audit Committee are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have accounting or related financial management expertise. Our Corporate Governance Guidelines limit the number of public company audit committees on which an Audit Committee member can serve to three or fewer audit committees (including the Company’s Audit Committee) without approval of the Board. None of our Audit Committee members serves on more than three public company audit committees (including the Company’s Audit Committee). For a description of the Audit Committee’s responsibilities and findings, see “Audit Committee Report.” The Audit Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Compensation Committee

In 2010, the Compensation Committee held seven meetings and executed two written consents during the year. Each of the members of the Compensation Committee is a non-employee director. In addition, the Board has determined that all of the members of the Compensation Committee are independent as defined in the listing standards of the NYSE. The Compensation Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies and programs of the Company and reviewing the disclosure of such plans, policies and programs to our stockholders in the annual proxy statement. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

In consultation with the Company’s management, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and administration of such compensation programs. Our Human Resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants whose engagements have been approved by the Committee, accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. Our Human Resources management develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee and its independent compensation consultant. The Compensation Committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session. The Compensation Committee approves all awards to executive officers. Under our equity award policy, an aggregate equity award pool to non-executives may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the CEO and the Chairman of the Compensation Committee.

The Compensation Committee utilized Towers Watson as its independent compensation consultant until October 2010. The Compensation Committee currently utilizes Pay Governance LLC (“Pay Governance”), as its independent compensation consultant, after the individual principally providing the consulting services left Towers Watson and joined Pay Governance in October 2010. The consultant reports directly to the Compensation Committee as requested, including with respect to management’s recommendations of compensation programs and awards. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of such compensation consultant and to terminate such engagement. The mandate of the consultant is to serve the Company and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations. Towers Watson and then Pay Governance have assisted the Compensation Committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels, evaluation of annual and long-term incentive grant strategy and compilation and review of total compensation data and tally sheets (including data for certain termination and change in control scenarios) for the Company’s Named Executive Officers (as defined in “Compensation Discussion and Analysis”). As part of this process, the Compensation Committee also reviewed a comprehensive global survey of peer group companies which was compiled by Towers Watson in 2009 and is generally compiled every two years. See, “Compensation Discussion and Analysis — Benchmarking.” Other than with respect to consulting on executive and director compensation matters, Pay Governance has performed no other services for the Compensation Committee or the Company.

Nominating Committee

In 2010, the Nominating Committee held five meetings and executed one written consent during the year. Each of the members of the Nominating Committee is a non-employee director. In addition, the Board has determined that all of the members of the Nominating Committee are independent as defined in the listing standards of the NYSE.

The Nominating Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending to the Board director nominees for the next annual meeting of the stockholders of Lear; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending to the Board director nominees to fill such vacancy or newly established Board seat; (iv) recommending to the Board director nominees for each committee of the Board; (v) establishing and reviewing annually our Corporate Governance Guidelines and Code of Business Conduct and Ethics; and (vi) reviewing potential conflicts of interest involving our executive officers. The Nominating Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Communications to the Board

Stockholders and interested parties can contact the Board (including the Non-Executive Chairman and non-management directors) through written communication sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Senior Vice President, General Counsel and Corporate Secretary. Our General Counsel reviews all written communications and forwards to the Board a summary and/or copies of any such correspondence that is directed to the Board or that, in the opinion of the General Counsel, deals with the functions of the Board or Board committees or that he otherwise determines requires the Board’s or any Board Committee’s attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at www.lear.com.

Communications of a confidential nature can be made directly to our non-management directors or the Chairman of the Audit Committee regarding any matter, including any accounting, internal accounting control or auditing matter, by submitting such concerns to the Audit Committee or the Non-Executive Chairman. Any submissions to the Audit Committee or the Non-Executive Chairman should be marked confidential and addressed to the Chairman of the Audit Committee or the Non-Executive Chairman, as the case may be, c/o Lear Corporation, P.O. Box 604, Southfield, Michigan 48037. In addition, confidential communications may be submitted in accordance with other procedures set forth from time to time in our Corporate Governance Guidelines, which are posted on our website at www.lear.com. Any submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee or the Non-Executive Chairman in the investigation of such matter.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2010.

2010 Director Compensation

	Fees Earned or Paid
Name	in Cash(1)(2)	Stock Awards(3)	Total

Thomas P. Capo	$125,792	$129,986	$255,778
Curtis J. Clawson	$110,792	$129,986	$240,778
Jonathan F. Foster	$114,792	$129,986	$244,778
Conrad L. Mallett, Jr.	$121,992	$129,986	$251,978
Philip F. Murtaugh(4)	$110,792	$129,986	$240,778
Donald L. Runkle	$110,792	$129,986	$240,778
Gregory C. Smith	$124,125	$129,986	$254,111
Henry D.G. Wallace	$167,359	$164,340	$331,699

(1)	Includes cash retainer and other fees earned for service as directors in 2010, as discussed in more detail below. Dollar amounts are comprised as follows:

			Aggregate
		First Tranche of	Non-Standing
		Restricted Cash	Committee Meeting
Name	Annual Retainer Fee	Grant Plus Interest	Fees

Thomas P. Capo	$96,000	$24,792	$5,000
Curtis J. Clawson	$86,000	$24,792	$—
Jonathan F. Foster	$86,000	$24,792	$4,000
Conrad L. Mallett, Jr.	$96,000	$24,792	$1,200
Philip F. Murtaugh	$86,000	$24,792	$—
Donald L. Runkle	$86,000	$24,792	$—
Gregory C. Smith	$94,333	$24,792	$5,000
Henry D.G. Wallace	$135,167	$24,792	$7,400

The base annual cash retainer is $110,000, but is reduced by $24,000 for each of 2010, 2011 and 2012 while the restricted cash grant installments are earned. A restricted cash grant was made on January 29, 2010 with a notional value of $72,000. This grant vests monthly (from January 1, 2010) and pays an equal amount in cash ($24,000 plus interest) on each of the first three anniversaries of the grant date, provided the director remains on the Board. Therefore, only $24,000 of the grant (plus interest through January 2011, as shown) was earned by each non-employee director for service during 2010.
(2)	Amounts of the retainer and restricted grant may be deferred into an interest bearing account only. The following directors elected to defer the following percentages of their 2010 cash retainer and restricted grant into an interest bearing account: Mr. Mallett – 50% of the cash retainer and 100% of the restricted grant; and Mr. Capo – 100% of the restricted grant.

(3)	For the annual grant of stock, the amounts reported in this column for each director reflect the aggregate grant date fair value determined in accordance with FASB Accounting Standards Codificationtm (“ASC”) 718, “Compensation-Stock Compensation.” Mr. Wallace received an additional stock grant with a value of $34,354 (a pro-rated portion of the additional $82,500 annual grant) in connection with his appointment as Non-Executive Chairman in August 2010.

(4)	Mr. Murtaugh resigned from the Board on January 21, 2011.

Summary of 2010 Director Compensation

Annual Cash Retainer

Following the completion of our financial restructuring, the Outside Directors Compensation Plan was amended, effective January 1, 2010. Under the amended plan, the annual cash retainer for each non-employee director is $110,000. The additional cash retainer for the Presiding Director and the Chairman of the Compensation Committee and the Nominating Committee is $10,000 and the additional cash retainer for the Chairman of the Audit Committee is $20,000. The annual cash retainer for each non-employee director is paid in installments on the last business day of the month (for the following month’s installment). The annual cash retainer for each director who received a final restricted cash grant on January 29, 2010, was reduced by $24,000 per year for three years to offset the amount of the $72,000 final restricted cash grant. The restricted cash grants are described in more detail below.

Meeting fees for the Board and standing committees have been eliminated, except that each non-employee director remained eligible to receive $1,500 for each meeting of the Board in excess of twelve that he attends in a calendar year. Meeting fees for special committees of the Board are set by the Board at the time of the formation of the special committee. Meeting fees, if any, are paid on the last business day of the month (for that month’s meeting fees).

Equity Compensation

Pursuant to the amended Outside Directors Compensation Plan, each non-employee director received an annual unrestricted grant of Lear common stock equal in value to $130,000 and subject to the stock ownership guidelines described below. Stock grants for 2010 were made in February 2010 and future grants will be made on the date of the Annual Stockholders Meeting at which a director is elected or re-elected to serve on the Board.

Non-Executive Chairman Compensation

In August 2010, the Board appointed Mr. Wallace as Non-Executive Chairman and approved an additional annual cash retainer in the amount of $70,000 and an additional annual grant of Lear common stock equal in value to $82,500. Mr. Wallace received a pro-rated portion of these additional amounts for the remainder of 2010 following his appointment. Other than the pro-rated stock grant in August 2010 (as described in note 3 to the 2010 Director Compensation Table), the payment schedule for this additional annual compensation is the same as that described above. Mr. Wallace ceased receiving the additional cash retainer for his service as Presiding Director upon his appointment as Non-Executive Chairman. There currently is no Presiding Director.

Restricted Cash Grant

The final restricted cash grant of $72,000 was made on January 29, 2010. After this final restricted grant, non-employee directors shall no longer receive restricted grants. The final restricted grant was cash-based and credited to a notional interest-bearing (at the prime rate) account that vests monthly over a three-year period and pays out in cash in equal amounts (i.e. approximately $24,000) on each of the first three anniversaries of the grant date. There may be accelerated vesting of the final restricted grant upon a change in control, death, disability or retirement (termination of service if a director is at least 70 years of age, has 6 years of service on the termination date, or in circumstances that the Board, in its discretion, determines not to be adverse to the Company’s best interests). As mentioned above, the annual cash retainer for each director who received a final restricted cash grant on January 29, 2010, was reduced by $24,000 per year for three years to offset the amount of the $72,000 final restricted grant.

Deferrals

A non-employee director may elect to defer receipt of all or a portion of his annual retainer and any meeting fees, as well as any cash payments made upon vesting of the restricted cash grant, pursuant to a valid deferral election. To the extent that any amounts are deferred, they are credited to a notional account and bear interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan).

In general, amounts deferred are paid to a non-employee director as of the earliest of:

•	the date elected by such director;

•	the date the director ceases to be a director; or

•	the date a change of control (as defined in the Outside Directors Compensation Plan) occurs.

Amounts deferred are paid in cash in a single sum payment or, at the director’s election, in installments.

Stock Ownership Guidelines

The Company has a long-standing practice of having stock ownership guidelines for non-employee directors. In 2007, the Compensation Committee modified the guidelines to provide for specified share ownership levels rather than a value of share ownership based on a multiple of a director’s annual retainer. A similar change to a fixed share amount was also made to the management stock ownership guidelines. The management stock ownership guidelines are discussed in “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Management Stock Ownership Guidelines.” The stock ownership level of 13,000* shares must be achieved by each outside director within five years of becoming a director. *This share amount is shown as adjusted for our 2-for-1 stock split of our common stock, effective March 17, 2011.

General

Directors who are also our employees receive no compensation for their services as directors except reimbursement of expenses incurred in attending meetings of our Board or Board committees.

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth, as of March 25, 2011 (except as indicated below), beneficial ownership, as defined by SEC rules, of our common stock and ownership of restricted stock units (“RSUs”) by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. The percentage calculations set forth in the table are based on 104,889,387 shares of common stock outstanding on March 25, 2011, rather than based on the percentages set forth in stockholders’ Schedules 13G filed with the SEC. In addition, all share and share equivalent amounts set forth in the table and footnotes below have been adjusted to reflect the 2-for-1 stock split of our common stock, effective March 17, 2011.

		Percentage of
		Common
	Number of Shares of	Stock
	Common Stock Owned	Owned		Number of
	Beneficially	Beneficially		RSUs Owned(5)

5% Beneficial Owners:
AllianceBernstein LP(1)	8,107,108	7.7%		—
Blackrock, Inc.(2)	5,716,840	5.5%		—
Executive Officers and Directors:
Robert E. Rossiter(3)(4)	—		*	373,540
Matthew J. Simoncini(3)	—		*	114,032
Raymond E. Scott(3)	—		*	114,032
Louis R. Salvatore(3)	—		*	114,032
Terrence B. Larkin(3)	—		*	114,032
Thomas P. Capo(4)	3,860			—
Curtis J. Clawson(4)	3,720			—
Jonathan F. Foster(4)	5,220			—
Conrad L. Mallett, Jr.(4)	2,250		*	—
Donald L. Runkle(4)	7,320		*	—
Gregory C. Smith(4)	3,720		*	—
Henry D.G. Wallace(4)	4,602		*	—
Total Executive Officers and Directors as a Group (15 individuals)	30,692		*	925,028

*	Less than 1%

(1)	Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 9, 2011 by AllianceBernstein LP (“AllianceBernstein”). AllianceBernstein is a majority owned subsidiary of AXA Financial, Inc. (“AXA Financial”) and an indirect majority owned subsidiary of AXA SA (“AXA”). AllianceBernstein operates under independent management and makes independent decisions from AXA and AXA Financial and their respective subsidiaries and AXA and AXA Financial calculate and report beneficial ownership separately from AllianceBernstein pursuant to guidance provided by the SEC. AllianceBernstein may be deemed to have beneficial ownership over 8,107,108 shares of common stock, 6,475,360 shares over which AllianceBernstein has sole voting power. AllianceBernstein may be deemed to share beneficial ownership with AXA reporting persons by virtue of 6,400 shares of common stock acquired on behalf of the general and separate accounts of affiliated entities for which AllianceBernstein serves as a subadvisor. The principal place of business of AllianceBernstein is 1345 Avenue of the Americas, New York, New York 10105.

(2)	Information contained in the table above and this footnote is based on a report on Schedule 13G filed with the SEC on February 7, 2011 by BlackRock, Inc. BlackRock, Inc.’s principal place of business is 40 East 52nd Street, New York, New York 10022.

(3)	The individual is a Named Executive Officer.

(4)	The individual is a director.

(5)	Includes the RSUs owned by our executive officers as of March 25, 2011. These RSUs are subject to all of the economic risks of stock ownership but may not be voted or sold and are subject to vesting provisions as set forth in the respective grant agreements. 15,360 of Mr. Rossiter’s RSUs vest and settle into shares of our common stock on the 9th day of each month (with the exception of 15,370 vesting on each of November 9, 2011, and November 9, 2012) for the next 20 months (including April 2011), subject to the withholding of amounts necessary to satisfy tax withholding obligations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon our review of reports filed with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during 2010 with the following exception: the acquisition of common stock by Mr. Jonathan F. Foster on May 18, 2010 was inadvertently reported late on a Form 4 filed on September 20, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the material elements of the compensation for our Chief Executive Officer (or “CEO”), Chief Financial Officer and each of the other executive officers listed in the “2010 Summary Compensation Table” (collectively, the “Named Executive Officers”) during the year ended December 31, 2010. To assist in understanding compensation for 2010, we have included a discussion of our compensation policies and practices for periods before and after 2010 where relevant. To avoid repetition, in the discussion that follows we make occasional cross-references to specific compensation data and terms for our Named Executive Officers contained in “Executive Compensation.” In addition, because we have a global team of managers, with senior managers in 34 countries, our compensation program is designed to provide some common standards throughout the Company and, therefore, much of what is discussed below applies to executives in general and is not limited specifically to our Named Executive Officers. All share and share equivalent amounts in this Compensation Discussion and Analysis section reflect the 2-for-1 stock split of our common stock, effective March 17, 2011.

Executive Summary

We are a leading Tier 1 supplier to the global automotive industry. Our business spans all major automotive markets, and we supply our products to virtually every major automotive manufacturer in the world. With a manufacturing, engineering and administrative footprint spanning 34 countries and 200 locations, we are continuing to expand into emerging markets as opportunities develop. We entered 2010 with a competitively-based executive compensation program, which was closely linked to our Company’s performance. Highlights of our performance in 2010 include the following:

•	In 2010, we continued to generate positive sales growth (annual sales increased 23% to $12 billion and three-year sales backlog increased $800 million to $2.2 billion as of January 1, 2011), further diversified existing sales, with two-thirds outside of North America and $2 billion in BRIC countries (Brazil, Russia, India and China), delivered strong adjusted operating earnings growth (six consecutive quarters of year-over-year improvement), generated positive free cash flow and, as a result, we ended the year with $1.7 billion in cash and cash equivalents and the strongest balance sheet in our history.

•	Our financial performance exceeded the maximum performance levels under our incentive programs in the three key financial metrics of Adjusted Operating Income, Free Cash Flow, and Adjusted Return on Invested Capital (“ROIC”) as illustrated below (see “— 2010 Incentive Programs — Annual Incentives”

and “— 2010 Incentive Programs — Long-Term Incentives” below for more information regarding these non-GAAP financial measures):

	Target	Maximum	Actual

Adjusted Operating Income	$300 million	$450 million	$627 million
Free Cash Flow	$ 75 million	$180 million	$429 million
Adjusted ROIC	4.9%	7.4%	12.2%

•	Total stockholder return for 2010 was 46%, and from the opening stock price upon our emergence from Chapter 11 bankruptcy proceedings in November 2009 to the end of 2010 was 95%.

The highlights of our 2010 executive compensation program resulting from our 2010 Company performance were as follows:

•	Annual incentive awards and the first tranche (25%) of the long-term Performance Units were earned at the maximum 200% of the targeted levels based on achievement of the financial goals outlined above and as illustrated below. Actual results were in excess of the maximum performance levels.

	Target Payout %	Maximum Payout %	Actual % Earned
Annual Incentive Award
Adjusted Operating Income	100%	200%	200%
Free Cash Flow	100%	200%	200%
Long-Term Performance Units (First Tranche)
Adjusted ROIC	100%	200%	200%

•	In addition, long-term incentive awards of RSUs (whose value is dependent on our stock price) granted in February 2010 to our Named Executive Officers further link the interests of our executives with those of our stockholders. Our long-term incentive awards were structured such that recipients received 75% of their total long-term award value in the form of cash-based Performance Units (subject to the satisfaction of performance conditions) and the remaining 25% in RSUs, both vesting over a three-year period.

We maintain several features and corporate governance practices to ensure a strong link between executive pay, Company performance and stockholder interests and to ensure that we have a fully competitive executive compensation program:

•	Our Compensation Committee has engaged an independent compensation consultant, Pay Governance LLC, to assist with the ongoing review of our executive compensation program to ensure that our program is competitive and appropriate given the Company’s objectives and market practices.

•	Annually we review key elements of our executive compensation program, a summary of market practices and emerging trends, and discuss potential implications to the Company in the context of our business strategy and talent needs.

•	The majority of Named Executive Officer compensation is incentive-based, which is only earned if specific annual or multi-year financial goals are achieved or exceeded.

•	The Compensation Committee closely monitors the composition and mix of performance measures in our annual and long-term incentive programs to ensure that our executive compensation program is competitive with comparator companies and aligned with our business strategy and financial results.

•	Our Named Executive Officers and Vice Presidents are subject to stock ownership guidelines.

•	We completed a comprehensive compensation risk assessment with assistance from our outside legal counsel and Pay Governance. This assessment affirmed that our pay practices and metrics do not create risks that are reasonably likely to have a material adverse effect on the Company.

•	In 2010, we did not amend or enter into any new employment agreements containing excise tax gross-up provisions.

•	For 2010 and future years, we have eliminated the payment of any tax gross-ups on perquisites.

As we move forward through challenging industry and economic conditions, we will continue to monitor our executive compensation programs and consider appropriate modifications that will allow us to maintain fully-competitive compensation programs and practices and to achieve our compensation program objectives.

Executive Compensation Philosophy and Objectives

The objectives of our compensation policies are to:

•	optimize profitability, cash flow, and revenue growth;

•	link the interests of management with those of stockholders;

•	align management’s compensation with our business strategy and compensation philosophy;

•	provide management with incentives for excellence in individual performance;

•	maintain a strong link between executive pay and Company performance;

•	promote teamwork within our group of global managers (the “one Lear” concept); and

•	attract, reward and retain the best available executive talent.

To achieve these objectives, we believe that the total compensation program for executive officers should consist of the following:

•	base salary;

•	annual incentives;

•	long-term incentives;

•	retirement plan benefits;

•	certain health, welfare and other benefits; and

•	termination/change in control benefits.

The Compensation Committee routinely reviews the elements noted above, which are designed to both attract and retain executives while also providing proper incentives for performance. In general, the Compensation Committee monitors compensation levels to ensure that a higher proportion of an executive’s total compensation is awarded in the form of variable components (dependent on Company performance) as the executive’s responsibilities increase. The Compensation Committee selects the specific form of compensation within each of the above-referenced elements based on competitive industry practices, the cost to the Company versus the benefit provided to the recipient, the impact of accounting and tax rules and other relevant factors. Fundamentally, we target the amounts of each element of our executive compensation program to the market median but allow for compensation to be earned above or below the median based on individual and Company performance.

Benchmarking

General

To ensure that our executive compensation program is competitive in the marketplace, we have historically benchmarked ourselves against a comparator group of broad industrial companies, including Tier 1 automotive suppliers. In addition to pay benchmarking, other factors (including our business strategy, talent needs, cost, etc.) are considered in setting target pay and incentive levels. In late 2009, after the culmination of our financial restructuring, we reviewed a comprehensive survey of these comparator group companies which was prepared by Towers Watson, the Compensation Committee’s independent consultant at the time. (The

Compensation Committee currently utilizes Pay Governance as its independent compensation consultant, after the individual principally providing the consulting services left Towers Watson and joined Pay Governance in October 2010.) This comprehensive survey is generally compiled every two years. In determining our comparator group, we focus on companies with global operations of more than $1 billion in revenue, strive for a consistent group of companies from year to year, but do delete and replace companies when changes in comparators make them inappropriate. We also strive to select comparator group companies that participate in annual executive compensation surveys, allowing for analysis of relevant data. For the 2009 analysis, this broad industrial group consisted of 42 companies (listed below) with median revenues of $15 billion. Although this group is generally consistent in its composition from year to year, companies may be added or removed from the list based on their willingness to participate in annual executive compensation surveys or based on significant business changes such as mergers, acquisitions or bankruptcies. For 2010, the following three companies were removed from the prior comparator group because they no longer met the selection criteria (listed below): Timken Company; Corning Inc.; and Lafarge North America. In addition, the following five companies that met the selection criteria (participant in the Towers Watson database, publicly-traded, generally headquartered in the U.S. with international operations, and durable goods manufacturer, including automotive suppliers) were added to the comparator group: 3M Company; ArvinMeritor; Deere & Company; Ingersoll-Rand Plc; and SPX Corp.

The Compensation Committee targets base salaries, annual incentive awards, long-term incentive awards and total direct compensation of our senior executives at the median of the comparator group, on average, with a potential for compensation above that level in return for superior performance. However, this percentile is only a target and actual compensation is dependent on various factors. These factors include external business conditions, the Company’s actual financial performance, an individual executive’s performance, and achievement of specified management objectives. Overall performance may result in actual compensation levels that are more or less than the target. For 2010, following market-based increases, the base salaries, targeted annual incentive awards, targeted long-term incentive awards and targeted total direct compensation for our Named Executive Officers were, on average, market competitive with the median level for comparable positions within our comparator group.

We believe that the broad industrial comparator group listed below is the most representative of the market in which we compete for executive talent. We believe it is appropriate to include companies outside of the automotive supplier industry in our comparator group because we are seeking the best executive talent available and many of our executives possess transferable skills. The broad industrial group also provides more robust and position-specific data than a group solely consisting of automotive suppliers and reduces the volatility, or year-over-year change, in the position-specific market data.

The comparator group for the 2009 comprehensive survey (used in 2010) is shown in the table below:

• 3M Company	• Lockheed Martin
• Alcoa	• Masco
• ArvinMeritor*	• Motorola
• Ball Corporation	• Navistar International*
• Boeing	• Northrop Grumman
• Caterpillar	• Oshkosh Truck
• Cooper Tire & Rubber*	• Parker Hannifin
• Dana Holding Corp*	• PPG Industries*
• Deere & Company	• Raytheon
• Eaton Corporation*	• Rockwell Automation
• Emerson Electric	• Rockwell Collins
• Federal-Mogul*	• Schlumberger
• General Dynamics	• SPX Corp.
• Goodrich	• Terex
• Goodyear Tire & Rubber*	• Textron
• Harley-Davidson	• TRW Automotive*
• Hayes Lemmerz*	• United States Steel
• Honeywell	• United Technologies
• Ingersoll-Rand Plc	• USG
• ITT Corporation	• Visteon*
• Johnson Controls*	• Whirlpool

*	Denotes automotive supplier.

The Towers Watson 2009 comprehensive survey (used as a basis for 2010 awards) showed the following regarding our Named Executive Officers’ historical compensation relative to the comparator group median:

•	Base salaries were, on average, competitive;

•	Target annual incentive award opportunities (as a percentage of base salary) were, on average, at the low end of the competitive range;

•	Long-term incentive grant date expected values were, on average, significantly below the market median; and

•	The resulting target total direct compensation levels were significantly below the competitive range.

The Compensation Committee took the results of the survey into consideration in its 2010 compensation actions and addressed these shortcomings in the 2010 awards.

Total Compensation Review

The Compensation Committee regularly reviews materials setting forth the various components of compensation for our Named Executive Officers. These materials include a specific review of dollar amounts for salary, annual incentive, long-term incentive compensation, equity awards and individual stock holdings, and, with respect to our qualified and non-qualified executive retirement plans, outstanding balances and the actual projected payout obligations. These materials also contain potential payment obligations under our executive employment agreements, including an analysis of the resulting impact created by a change in control of the Company. The Compensation Committee is committed to reviewing total compensation summaries or tally sheets for our executive officers on an annual basis. Tally sheets provide for an overall assessment of our compensation program while ensuring the proper linkage to financial performance and stock price appreciation. In addition, although each component is assessed independently, the total complement of the components must work in harmony to achieve a proper balance, which, in turn, helps manage compensation risk.

Role of Management in Setting Compensation Levels

Our Human Resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants, whose engagements have been approved by the Compensation Committee, and with accountants, legal counsel and other advisors, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. Our Human Resources management develops specific compensation proposals, which are first reviewed by senior management and then presented to the Compensation Committee and Pay Governance, its independent compensation consultant. The Compensation Committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session. Mr. Rossiter, our Chief Executive Officer and President, generally does not attend meetings of the Compensation Committee, and if he does attend, he may provide input with respect to compensation of the executive officers (other than himself) but is otherwise not involved in decisions of the Compensation Committee affecting the compensation of our executive officers. While our Chief Financial Officer, General Counsel, Senior Vice President of Human Resources and other members of our Human Resources management attend such meetings to provide information and present material to the Compensation Committee and answer related questions, they are not involved in decisions of the Compensation Committee affecting the compensation of our executive officers. The Compensation Committee typically meets in executive session (without management present) after each of its regularly scheduled meetings to discuss and make executive compensation decisions.

Discretion of Compensation Committee

The Compensation Committee generally has the discretion to make awards under our incentive plans to our executive officers, including the Named Executive Officers. The Compensation Committee did not exercise discretion in 2010 to increase or reduce the size of any award or to award compensation when a performance goal was not achieved. Under the terms of Lear’s Annual Incentive Plan (cash incentive plan) (“AIP”) and other performance awards, the Compensation Committee may exercise negative discretion to reduce awards.

Elements of Compensation

The elements of our executive compensation program consist of a base salary, annual incentives, long-term incentives, retirement plan benefits, termination/change in control benefits, and certain health, welfare and other benefits. A discussion of each of these elements of compensation follows.

Base Salary

Base salaries are paid to our executive officers as a foundational element in order to provide a steady stream of current income. Base salary is also used as a measure for other elements of our compensation program. For example, annual incentive targets in 2010 were set as a percentage of base salary. Because the amount of base salary can establish the range of potential compensation for other elements, we take special care in establishing a base salary that is competitive and at a level commensurate with an executive’s experience, performance and job responsibilities.

Base salaries for our executive officers are targeted around the median level for comparable positions within our comparator group. On an annual basis, we review respective responsibilities, individual performance, Lear’s business performance and base salary levels for senior executives at companies within our comparator group. Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position and considering internal pay equity. In this regard, the Compensation Committee also considers the compensation practices and financial performance of companies within the comparator group. Our Compensation Committee uses this data as a factor in determining whether, and the extent to which, it will approve an annual merit salary increase for each of our executive officers. Merit increases in base salary for our senior executives, which generally are considered in May of each year, are also determined by the results of the Board’s annual leadership review. At this review, Mr. Rossiter assesses the performance of our top executives and presents his perspectives to our Board. Mr. Rossiter’s base salary and total compensation are reviewed by the Compensation Committee following the annual CEO performance review. Generally in February of each year, the CEO provides to the Compensation Committee his goals and objectives for the upcoming year, and the Compensation Committee evaluates his performance for the prior year against the prior year’s goals and objectives. As a result of our annual salary merit review for 2010, the annual base salaries of our Named Executive Officers were increased effective May 1, 2010 by approximately 3% after an average of two years without any increase.

2010 Incentive Programs

Pay for Performance

Lear’s annual and long-term incentive award opportunities directly connect its executives to Company performance. All of the annual incentive opportunity and the majority (75%) of the long-term incentive opportunity are determined based on selected performance measures that drive achievement of our business strategy while ensuring sharp focus on critical results. RSUs make up the remaining portion (25%) of our 2010 long-term incentive awards and derive their value from our stock price. In order to drive profitable growth with efficient capital management, we have selected three complementary performance measures to use in our incentive plans for 2010:

•	Adjusted Operating Income (50% of annual incentive opportunity)

•	Pretax income before interest, other (income) expense and restructuring costs and other special items.

•	Adjusted Operating Income is a well understood operating metric that can be influenced by all levels of employees of the Company.

•	Provides motivation to maximize earnings from current operations.

•	Free Cash Flow (50% of annual incentive opportunity)

•	Net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures.

•	Free Cash Flow is a well understood operating metric that can be influenced by all levels of employees of the Company.

•	Provides motivation to maximize cash flow through earnings, and appropriate management of working capital and investments.

•	Adjusted Return on Invested Capital (ROIC) (Long-term performance units)

•	Based on adjusted operating income and average invested capital for 2010, 2010-2011 and 2010-2012.

•	Focus on the quality of earnings as measured by return from total capital invested in the business.

•	Provides long-term focus on generating adequate returns balanced by the push for profitable growth embedded in the annual incentive performance measures.

•	ROIC used in conjunction with the annual incentive plan measures (adjusted operating income and free cash flow) provides a balance between earnings growth and efficient use of capital, which are critical to Lear’s strategic business objectives.

Annual Incentives

Our executive officers participate in the AIP, which was negotiated and approved as part of our Plan of Reorganization by our creditors and the bankruptcy court in November 2009. Under the AIP, the Compensation Committee provides annual cash incentive award opportunities designed to reward successful financial performance and the achievement of goals considered important to Lear’s future success. Awards, if earned, are typically made in the first quarter of each year based on our performance achieved in the prior fiscal year.

Target Annual Incentive.  Each Named Executive Officer is assigned an annual target opportunity under the AIP expressed as a percentage of such officer’s base salary. An executive’s target annual incentive percentage generally increases as his or her ability to affect the Company’s performance increases. Consequently, as an executive’s responsibilities increase, his variable compensation in the form of an annual incentive, which is dependent on Company performance, generally makes up a larger portion of the executive’s total compensation.

The target opportunities in 2010 were 150% of base salary for Mr. Rossiter and 80% of base salary for each of Messrs. Simoncini, Scott, Salvatore and Larkin. The Compensation Committee had assessed the competitiveness of the annual incentive targets in late 2009, with the assistance of its compensation consultant, and for 2010, the target annual incentive opportunity for each of Messrs. Simoncini, Scott, Salvatore and Larkin was increased from 70% to 80% of base salary to approximate the median annual incentive opportunity within our industrial comparator group.

Measures.  The target opportunity for 2010 performance was based 50% on the achievement of certain levels of adjusted operating income and 50% on the achievement of certain levels of free cash flow. These measures were used because they are highly visible and important measures of operating performance, relied upon by investors and analysts in evaluating our operating performance. The 2010 budgeted threshold, target and maximum levels of these measures were set at $225 million, $300 million and $450 million, respectively, for adjusted operating income, and $23 million, $75 million and $180 million, respectively, for free cash flow. If threshold, target or maximum adjusted operating income and free cash flow goals were attained in 2010, 75%, 100% or 200% of the target incentive amount for each executive, respectively, would be earned (subject to an overall limit of 250% of base salary under our AIP) as shown below:

	Adjusted Operating	% applied to 1/2 of	Free Cash Flow	% applied to 1/2 of
Level	Income (millions)	Target Opportunity	(millions)	Target Opportunity

Maximum	$450	200%	$180	200%
Target	300	100%	75	100%
Threshold	225	75%	23	75%

Results.  Our 2010 adjusted operating income was $627 million and our free cash flow was $429 million, which resulted in annual incentive awards being earned at 200% of target. Adjusted operating income and free cash flow are non-GAAP measures. Adjusted operating income consists of pretax income before interest, other (income) expense and restructuring costs and other special items. Free cash flow consists of net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The resulting annual incentive amounts earned by our Named Executive Officers were as follows:

2010 Annual Incentives

	Target Opportunity		Actual Performance	2010 Incentive
	(as % of Base)	Target Amount ($)	(%)*	Amount ($)

Robert E. Rossiter	150%	$1,935,000	200%	$3,225,000 **
Matthew J. Simoncini	80%	$528,000	200%	$1,056,000
Raymond E. Scott	80%	$528,000	200%	$1,056,000
Louis R. Salvatore	80%	$528,000	200%	$1,056,000
Terrence B. Larkin	80%	$528,000	200%	$1,056,000

*	Actual performance exceeded the maximum levels for both performance measures resulting in the maximum incentive level of 200% of the target opportunity.

**	Based upon limitations in the AIP, the incentive award for any participant shall not exceed 250% of the participant’s annualized base salary.

Long-Term Incentives

The long-term incentive component of our executive compensation program is designed to provide our senior management with performance-based components, to drive superior longer-term performance and to align the interests of our senior management with those of our stockholders. To achieve these goals, we have traditionally adopted a “portfolio” approach that recognizes the strengths and weaknesses that various forms of long-term incentives provide.

In light of industry conditions, we significantly cut back our practice of an annual grant of long-term incentive awards beginning in November 2008. Again in early 2009, the Compensation Committee confirmed the approach of foregoing any long-term incentive grants until the industry conditions and Lear’s financial condition stabilized. Upon effectiveness of our Plan of Reorganization, all then-outstanding shares of our common stock were cancelled for no value, as were our prior equity incentive plan and all equity-based awards and performance awards thereunder. Upon emergence from Chapter 11 bankruptcy proceedings, we established a new equity incentive plan (the Lear Corporation 2009 Long-Term Stock Incentive Plan (“LTSIP”)), which was approved by our key Chapter 11 stakeholders and the bankruptcy court. The LTSIP offers the same menu of awards for future grants to executives as existed under our former plan. Up to an aggregate of 11,815,748 shares of our common stock may be issued pursuant to awards under the LTSIP.

2010 Awards.  On February 12, 2010, the Compensation Committee approved the 2010 long-term incentive program, pursuant to which awards consisting of RSUs and cash-settled performance units (“Performance Units”) were granted under the 2009 LTSIP to certain officers and key employees, including to the Named Executive Officers. These awards were generally structured, consistent with market practices, such that recipients received 75% of the total award value in the form of performance-based awards (Performance Units) and the remaining 25% in time-based RSUs. Consistent with our objective of attracting and retaining the best available executive talent, the total potential target awards for the Named Executive Officer group were set to approximate the median long-term incentive level within our comparator group.

Mr. Rossiter received 35,560 RSUs and a target Performance Unit award of $3,750,000, and each of Messrs. Simoncini, Scott, Salvatore and Larkin received 10,468 RSUs and a target Performance Unit award of $1,104,000. The RSUs vest and are paid in shares of common stock on the third anniversary of the grant date and are otherwise on terms similar to the Company’s standard RSU terms and conditions. Payment of each Performance Unit award is contingent on the Company attaining certain levels of performance in the three performance periods (1-year period for 2010, 2-year period for 2010-2011, and 3-year period for 2010-2012). For each period, performance is measured based on the Company’s adjusted ROIC. Twenty-five percent (25%) of the Performance Unit award may be earned for each of the 1-year and 2-year periods, and fifty percent

(50%) of the award may be earned for the 3-year period. If threshold, target or maximum performance goals are attained in a performance period, 50%, 100% or 200% of the target amount, respectively, may be earned as shown below:

Performance Units
% of Target Award Per Period

Level Achieved	2010	2010-11	2010-2012

Maximum	50%	50%	100%
Target	25%	25%	50%
Threshold	12.5%	12.5%	25%

For 2010, the threshold, target and maximum ROIC levels were 2.5%, 4.9% and 7.4%, respectively. Our actual ROIC for 2010 was 12.2%, which resulted in 25% of Performance Unit awards being earned at 200% of the target level. Adjusted ROIC is a non-GAAP measure. ROIC, in general, consists of Adjusted Operating Income (as defined in “— 2010 Incentive Programs — Annual Incentives” above) after taxes (assuming the highest U.S. Federal corporate income tax rate of 35 percent), divided by average invested capital during the fiscal year. Average invested capital consists of total assets, less accounts payable and drafts and accrued liabilities, and certain other adjustments. The resulting amounts earned by our Named Executive Officers were: $1,874,950 for Mr. Rossiter; and $551,950 for each of Messrs. Simoncini, Scott, Salvatore and Larkin. Goals for the three performance periods commencing in 2010 under the Performance Unit Awards were set based on our strategic plan and with the objective of annually increasing ROIC results while striving to exceed the Company’s cost of capital by 2012.

Management Stock Ownership Guidelines

The Compensation Committee has a long-standing practice of having stock ownership guidelines providing that our officers achieve, within five years of reaching officer status, specified stock ownership levels, based on a multiple of such officer’s base salary. In 2007, the Compensation Committee modified the guidelines to provide for specified share or share-equivalent ownership levels rather than a value of share ownership based on a multiple of an executive’s base salary. This change mitigates the effect of stock price volatility and retains, as a fundamental objective, significant stock ownership by senior management. The stock ownership guidelines were intended to create a strong link between our long-term success and the ultimate compensation of our officers. Compliance with the guidelines is determined in January of each year. If an executive does not comply with the guidelines (which are subject to certain transition rules), the Company may pay up to 50% of his annual incentive award in the form of restricted stock until he is in compliance. The stock ownership levels which must be achieved by our senior officers within the five-year period (subject to certain transition rules) are as follows:

Position	Required Share Ownership Level*
Chief Executive Officer	250,000 shares
Senior Vice Presidents	70,000 shares
Vice Presidents	30,000 shares

*	As shown, adjusted for 2-for-1 stock split effective March 17, 2011.

As a result of our Chapter 11 restructuring in November 2009, all of our shares of common stock then outstanding, including those owned by our senior officers, were cancelled and, as noted above, all equity awards and performance awards granted under our prior incentive compensation plans also were cancelled. Following our Chapter 11 restructuring, current executives were given five years to comply with the stock ownership guidelines. Share ownership targets for executives reaching age 60 are reduced by 10% annually through age 65. Our stock ownership guidelines were established in 2009 based upon then-existing market conditions and are reviewed periodically to ensure ongoing market competitiveness while also considering significant changes in our stock price.

Equity Award Policy

We do not time the grant of equity awards in coordination with the release of material non-public information. Our equity awards are generally approved and effective on the dates of our regularly scheduled Compensation Committee meetings. In 2006, the Compensation Committee approved and formalized our equity award policy. It provides that the effective grant date of equity awards must be either the date of Compensation Committee or other committee approval or some future date specifically identified in such approval. The exercise price of stock options and grant price of Stock Appreciation Rights (“SARs”) shall be the closing market price of our common stock on the grant date. The Compensation Committee must approve all awards to our executive officers. An aggregate award pool to non-executive officers may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the CEO and the Chairman of the Compensation Committee.

Retirement Plan Benefits

Our Named Executive Officers participate in our retirement savings plan, qualified pension plan, pension equalization plan and supplemental savings plan, as eligible. The general terms of these plans and formulas for calculating benefits thereunder are summarized following the 2010 Summary Compensation table, 2010 Pension Benefits table and 2010 Nonqualified Deferred Compensation table, respectively, in “Executive Compensation.” These benefits provide rewards for long-term service to the Company and an income source in an executive’s post-employment years. In 2006, we elected to freeze our salaried defined benefit pension plan for all participants effective December 31, 2006 and established a new Pension Savings Plan component under the defined contribution retirement plan effective January 1, 2007 (and a corresponding non-qualified benefit component). This action also resulted in the company-wide freeze of benefit accruals under the Lear Corporation Pension Equalization Program and a related portion of the Lear Corporation Executive Supplemental Savings Plan (n/k/a the PSP Excess Plan) (collectively, the “SERP”).

Thereafter, in December 2007, the Compensation Committee approved further amendments to the SERP to (i) comply with changes in the tax laws (pursuant to Section 409A of the Internal Revenue Code of 1986, as amended) governing the permitted timing of distributions from non-qualified deferred compensation plans such as the SERP and (ii) provide for the payment of vested benefits to SERP participants in equal installments over a 5-year period beginning at age 60. As described above, we also elected to wind down our non-qualified deferred compensation program under the Executive Supplemental Savings Plan (n/k/a the PSP Excess Plan) (the “ESSP”). This program had traditionally been a low-cost vehicle under which executives could defer salary and annual incentive payments above limits prescribed by the IRS and earn a fixed rate of interest. In recent years, the program’s popularity had decreased (due in part to the lack of diverse investment alternatives), and the increased burdens (and costs) of administering the program under the new IRS deferred compensation regulations made the program more costly.

Termination/Change in Control Benefits

As described in detail and quantified in “Executive Compensation — Potential Payments Upon Termination or Change in Control”, our Named Executive Officers receive certain benefits under their employment agreements upon certain termination of employment events, including a termination following a change in control of the Company. They also receive, as do all employees who hold equity awards, accelerated or pro-rata vesting of equity awards upon a change in control of the Company. These benefits are intended to ensure that members of senior management are not influenced by their personal situations and are able to be objective in evaluating a potential change in control transaction. In addition, the benefits associated with early vesting of equity awards protect employees in the event of a change in control and ensure an orderly transition of leadership. In March 2005, the Compensation Committee, in connection with its review of our executive severance program, approved amendments to the employment agreements for our senior executives that reduced severance benefits by one-third. No changes to the employment agreements were made during 2010. The Compensation Committee regularly reviews termination and change in control benefits and continues to believe that the severance benefits in connection with certain terminations of employment and the accelerated equity award vesting upon a change in control constitute reasonable levels of protection for our executives.

Health, Welfare and Certain Other Benefits

To remain competitive in the market for a high-caliber management team, Lear provides its executive officers, including our Chief Executive Officer, with health, welfare and other fringe benefits. The Estate Preservation Plan, in which two of our senior executives participate, provides the beneficiaries of a participant with death benefits that may be used to pay estate taxes on inherited common stock. New participants were no longer eligible to participate in the Estate Preservation Plan beginning in 2002. Beginning in 2006, for our Named Executive Officers we transitioned from the provision of individual perquisites toward the provision to each executive of an aggregate annual perquisite allowance. This gives executives the ability to choose the form of benefit and eliminates our cost of administering the perquisites program. We also permit limited personal use of the corporate aircraft by our most senior executives. In addition, in limited circumstances we will pay or reimburse certain senior executives for initiation fees related to social club and country club memberships, provided that the executive must repay the fees (with the amount reduced by 20% per elapsed year) to the Company if he is terminated for cause or voluntarily terminates employment within five years of such payment or reimbursement. No such initiation fees were paid in 2010. The Company does not provide tax gross-up payments for the imputed income associated with such perquisites. For additional information regarding perquisites, please see “Executive Compensation — 2010 Summary Compensation Table” and notes 6, 8 and 9 to the 2010 Summary Compensation Table.

Chief Executive Officer Compensation

As described above, base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. In this regard, the Compensation Committee also considers the compensation practices and financial performance of companies within the comparator group. Our Compensation Committee uses this data as a factor in determining whether, and the extent to which, it will approve an annual merit salary increase for each of our executive officers. Mr. Rossiter’s base salary and total compensation are reviewed by the Compensation Committee following the annual CEO performance review. Generally in February of each year, the CEO provides to the Compensation Committee his goals and objectives for the upcoming year, and the Compensation Committee evaluates his performance for the prior year against the prior year’s goals and objectives.

Mr. Rossiter received an increase in his base salary in 2010 from $1,250,000 to $1,290,000. Previously, in connection with the negotiation of his new employment agreement in November 2007, Mr. Rossiter’s annual base salary was increased to $1,250,000 from $1,100,000. Mr. Rossiter’s base salary was increased to reflect his increased role in assuming direct oversight of our global business units and his additional position of President in August 2007. In addition to Mr. Rossiter assuming increased responsibilities, the Compensation Committee considered that Mr. Rossiter had declined any increase in salary for the past several years and that his salary as compared to chief executive officers of comparator group companies was no longer competitive nor commensurate with his responsibilities and contributions.

Mr. Rossiter’s target annual incentive award for 2010 was 150% of his base salary, and, as described above, the annual incentive payments earned were at 200% of the target level under this plan for 2010 performance. However, under the terms of the AIP, Mr. Rossiter’s annual incentive award was capped at 250% of his base salary and, consequently, his final award was $3,225,000. An executive’s target annual incentive percentage generally increases as his or her ability to affect the Company’s performance increases. Consequently, as an executive’s responsibilities increase, his or her variable compensation in the form of an annual incentive award, which is dependent on Company performance, generally makes up a larger portion of the executive’s total compensation. Accordingly, Mr. Rossiter received larger annual incentive and long-term incentive award opportunities than the other Named Executive Officers as described above. Mr. Rossiter’s opportunities and awards were larger because his ability to influence the performance of the Company is greater and the Compensation Committee believes that his incentive-based compensation opportunity should reflect his leadership role in ensuring our successful performance. Mr. Rossiter’s Key Management Incentive Plan award earned in 2009 upon emergence from Chapter 11 (unlike those of the other Named Executive Officers) provided for payment of 50% upon the effective date of our Plan of Reorganization and 50% payable on the first anniversary of our emergence from Chapter 11. Mr. Rossiter’s emergence award of RSUs vests monthly over a 36-month period and the accelerated vesting of such RSUs upon a retirement after age 55 with 10 years of service – a benefit that he had under prior pre-Chapter 11 awards – is subject to the concurrence of the Board. The Board has subsequently concurred with this retirement vesting.

Mr. Rossiter has traditionally received a lower portion of his total compensation in the form of fixed amounts like base salary relative to our other executives in order to link more closely his compensation to the performance of the Company. Additionally, Mr. Rossiter’s required stock ownership level has been and continues to be greater than that of our other executives under the Stock Ownership Guidelines.

Clawback Policy

Lear currently does not have a formal policy, beyond the requirements of Section 304 of the Sarbanes-Oxley Act of 2002, regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award. However, Lear intends to comply fully with the clawback provisions included in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and is in the process of developing a clawback policy to be compliant with the Dodd-Frank Act.

Tax Treatment of Executive Compensation

One of the factors the Compensation Committee considers when determining compensation is the anticipated tax treatment to Lear and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code applies to Lear by limiting the deductibility of non-performance based compensation in excess of $1,000,000 paid to the Chief Executive Officer (or an individual acting in such a capacity), and the three next highest compensated officers other than the Chief Financial Officer (or an individual acting in such a capacity) appearing in the 2010 Summary Compensation Table. The Compensation Committee generally considers this limit when determining compensation; however, there are instances where the Compensation Committee has concluded, and may conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its stockholders. For example, as described above, in 2010 the Compensation Committee chose to increase Mr. Rossiter’s salary to $1,290,000, thereby making a total of $290,000 of it non-deductible to the Company. In making this decision, the Compensation Committee weighed the cost of this non-deductible compensation against the benefit of awarding competitive compensation to our Chief Executive Officer. Under the terms of the AIP, payments are limited to 250% of a participant’s base salary. Given that Mr. Rossiter’s potential award represented 300% of his base salary (target of 150%, increased by 200% performance achievement), his payment under the Plan was capped at 250%.

The Company has taken actions to both amend its plans and to operate its plans in compliance with the requirements of Internal Revenue Code Section 409A. Under Section 409A, amounts deferred by or on behalf of an executive officer under a nonqualified deferred compensation plan (such as the Pension Equalization Program or PSP Excess Plan) may be included in gross income when deferred and subject to a 20% additional federal tax plus additional interest, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. Stock appreciation rights and stock options may be exempt from Section 409A if the right satisfies certain requirements (i.e., the grant price is not less than the fair market value on the grant date, the number of shares subject to right is fixed on the grant date, and there is no deferral feature beyond exercise). We administer the Pension Equalization Program, PSP Excess Plan, and other applicable plans and awards consistent with Section 409A requirements.

Impact of Accounting Treatment

We have generally considered the accounting treatment of various forms of awards in determining the components of our overall compensation program. For example, we have generally sought to grant stock-settled equity awards to executives, which receive fixed accounting treatment, as opposed to cash-settled equity awards, which receive variable accounting treatment. We intend to continue to evaluate these factors in the future.

2011 Awards and Actions

On February 16, 2011, the Compensation Committee approved the 2011 long-term incentive program, pursuant to which awards consisting of RSUs and Performance Shares were granted under the 2009 LTSIP to certain officers and key employees, including to the Named Executive Officers. These awards were generally structured such that recipients received 25% of the total award value in the form of RSUs and the remaining 75% in Performance Shares. Consistent with our objective of attracting and retaining the best available executive talent, the total potential target award for each Named Executive Officer was set to approximate the median long-term incentive level within our broad industrial comparator group.

Mr. Rossiter received 30,760 RSUs and a target number of 92,280 Performance Shares, and each of Messrs. Simoncini, Scott, Salvatore and Larkin received 8,016 RSUs and a target number of 24,050 Performance Shares. The RSUs vest and are paid in shares of common stock on the third anniversary of the grant date and are otherwise on terms similar to the Company’s standard RSU terms and conditions. Payment of each Performance Share award is contingent on the Company attaining certain levels of adjusted ROIC and cumulative pre-tax income during the three-year period ending December 31, 2013. Two-thirds of each Performance Share award can be earned based on ROIC performance and one-third can be earned based on cumulative pre-tax income performance. If threshold, target or maximum performance goals are attained upon completion of the three-year performance period, 50%, 100% or 200% of the target amount of Performance Shares, respectively, may be earned. Performance Shares, if earned, are payable in shares of common stock on a one-for-one basis.

EXECUTIVE COMPENSATION

The following table shows information concerning the annual compensation for services to the Company in all capacities of the Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers during the last completed fiscal year. The footnotes accompanying the 2010 Summary Compensation Table generally explain amounts reported for 2010, unless otherwise noted. In accordance with SEC rules, 2008 compensation is not presented for Mr. Larkin because he was not a Named Executive Officer in that year.

2010 SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other		Total
Principal Position(a)	Year(b)	Salary(c)	Bonus(1)(d)	Awards(2)(e)	Awards(3)(f)	Compensation(4)(g)	Earnings(5)(h)	Compensation(6)(i)		Compensation(7)(j)

Robert E. Rossiter,	2010	$1,276,667	$—	$1,249,934	$—	$5,099,950	$207,338	$1,257,694	(8)	$9,091,583
Chief Executive	2009	$1,240,530	$—	$10,780,540	$—	$5,404,375	$351,852	$880,714		$18,658,011
Officer and President	2008	$1,236,979	$—	$73,615	$91,250	$—	$483,864	$851,320		$2,737,028

Matthew J. Simoncini,	2010	$653,333	$—	$367,950	$—	$1,607,950	$29,230	$167,639		$2,826,102
Senior Vice President	2009	$635,152	$—	$2,794,062	$—	$1,494,202	$12,906	$246,129		$5,182,451
and Chief Financial Officer	2008	$611,667	$—	$151,057	$47,450	$—	$26,987	$121,433		$958,594

Raymond E. Scott,	2010	$653,333	$—	$367,950	$—	$1,607,950	$97,410	$166,967		$2,893,610
Senior Vice President	2009	$635,152	$—	$2,794,062	$—	$1,494,202	$51,250	$247,547		$5,222,213
and President, Global Electrical Power Management Systems	2008	$618,958	$—	$—	$47,450	$—	$78,157	$138,069		$882,634

Louis R. Salvatore,	2010	$653,333	$—	$367,950	$—	$1,607,950	$71,344	$177,050	(9)	$2,877,627
Senior Vice President	2009	$635,152	$—	$2,794,062	$—	$1,494,202	$36,386	$248,826		$5,208,628
and President, Global Seating Operations	2008	$618,958	$—	$—	$47,450	$—	$74,063	$138,258		$878,729

Terrence B. Larkin	2010	$653,333	$—	$367,950	$—	$1,607,950	$—	$146,008		$2,775,241
Senior Vice President, General Counsel and Corporate Secretary	2009	$594,432	$—	$2,794,062	$—	$1,494,202	$—	$222,733		$5,105,429

(1)	There was no discretionary bonus payment for 2010.

(2)	The amounts reported in this column for each officer reflect the aggregate grant date fair value of RSUs granted in the year determined in accordance with ASC 718. There can be no assurance that these values will ever be realized. The amounts reported for 2009 and 2008 for all Named Executive Officers have been restated in this column to reflect the aggregate grant date fair value for the respective years, in accordance with newly-applicable SEC rules. See Note 12, “Stock-Based Compensation,” to the consolidated financial statements included in our 2010 annual report on Form 10-K for the assumptions made in determining these values.

(3)	The amounts reported in this column for each officer reflect the aggregate grant date fair value of SARs granted in the year determined in accordance with ASC 718. There can be no assurance that these values will ever be realized. The amounts reported for 2008 for all Named Executive Officers have been restated in this column to reflect the aggregate grant date fair value for such year, in accordance with newly-applicable SEC rules. See Note 12, “Stock-Based Compensation,” to the consolidated financial statements included in our 2010 annual report on Form 10-K, for the assumptions made in determining these values. SARs were last granted in 2008 and the SARs referenced in the table were cancelled for no value on November 9, 2009 in connection with our Plan of Reorganization.

(4)	Amounts in column (g) for 2010 represent the amounts earned under (i) the AIP and (ii) the first performance period for the 2010 performance unit awards, as follows:

		First performance
		period under 2010
Named Executive Officer	Annual Incentive Plan	performance unit awards

Robert E. Rossiter	$3,225,000	$1,874,950
Matthew J. Simoncini	$1,056,000	$551,950
Raymond E. Scott	$1,056,000	$551,950
Louis R. Salvatore	$1,056,000	$551,950
Terrence B. Larkin	$1,056,000	$551,950

(5)	Represents the aggregate change in actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to the prior fiscal year’s audited financial statements to the respective measurement date for the covered fiscal year. For 2010, this covers the period from December 31, 2009 to December 31, 2010. For 2009, this covers the period from December 31, 2008 to December 31, 2009. With respect to amounts reported in 2008, for the Pension Plan (tax-qualified plan), this covers the period from September 30, 2007 to December 31, 2008; for the Pension Equalization Program and the PSP Excess Plan, this covers the period from December 31, 2007 through December 31, 2008. Effective December 31, 2006, we elected to freeze our tax-qualified U.S. salaried defined benefit pension plan and the related non-qualified benefit plans. In conjunction with this, we established a new defined contribution retirement plan (the Pension Savings Plan) for our salaried employees effective January 1, 2007 and began making qualified and non-qualified contributions under the plan beginning in 2007, which contributions for 2010 are described in note 6 below.

(6)	The amount shown in column (i) includes for each Named Executive Officer:

•  matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the Retirement Savings Plan and Company contributions under the Pension Savings Plan (described below) as follows:

			Pension Savings	Retirement Savings
	Pension Savings	Pension Savings	Plan Nonqualified	Plan Qualified
	Plan Qualified	Plan Nonqualified	Matching	Matching
Name	Contribution	Contribution	Contribution	Contribution

Mr. Rossiter	$32,500	$1,008,165	$12,250	$—
Mr. Simoncini	$18,846	$84,270	$—	$12,250
Mr. Scott	$18,846	$84,270	$—	$12,250
Mr. Salvatore	$18,846	$84,270	$—	$12,250
Mr. Larkin	$15,705	$70,225	$—	$6,125

• imputed income with respect to life insurance coverage in the following amounts: Mr. Rossiter, $4,277; Mr. Simoncini, $1,932; Mr. Scott, $1,260; Mr. Salvatore, $3,612; and Mr. Larkin, $3,612.

•  life insurance premiums paid by the Company, including $12,199 in premiums for Mr. Rossiter; $1,341 in premiums for Mr. Simoncini; $1,341 in premiums for Mr. Scott; $1,341 in premiums for Mr. Salvatore; and $1,341 in premiums for Mr. Larkin.

•  a perquisite allowance provided by the Company that is equal to the greater of 7.5% of the executive’s base salary or $42,000, which amounted to allowances as follows: Mr. Rossiter, $95,746; Mr. Simoncini, $49,000; Mr. Scott, $49,000; Mr. Salvatore, $49,000; and Mr. Larkin, $49,000.

(7)	Totals for 2009 and 2008 have been restated to reflect the recalculated amounts in the “Stock Awards” and “Option Awards” columns, as described in footnotes 2 and 3 to the 2010 Summary Compensation Table. For each Named Executive Officer, the percentage of total compensation in 2010 disclosed in column (j) that was attributable to base salary was as follows: Mr. Rossiter, 14.0%; Mr. Simoncini, 23.1%; Mr. Scott, 22.6%; Mr. Salvatore, 22.7%; and Mr. Larkin, 23.5%. For each Named Executive Officer, the percentage of total compensation in 2010 disclosed in column (j) that was attributable to the annual incentive award was as follows: Mr. Rossiter, 35.5%; Mr. Simoncini, 37.4%; Mr. Scott, 36.5%; Mr. Salvatore, 36.7%; and Mr. Larkin, 38.1%.

(8)	In addition to the items disclosed in note 6 above, the amount in column (i) includes the aggregate incremental cost of $92,557 for personal use of the corporate aircraft. The value of the personal use of the corporate aircraft is calculated based on the incremental variable cost to the Company, including fuel, flight crew travel expenses, landing fees, ground transportation fees, catering, and other miscellaneous variable expenses. Fixed costs, which do not change based on usage, such as lease expense, insurance, and aviation management service fees, are excluded as the corporate aircraft is used predominantly for business purposes.

(9)	In addition to the items disclosed in note 6 above, the amount in column (i) includes $7,731 for personal use of the corporate aircraft.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers. Each employment agreement specifies the annual base salary for the executive, which may be increased at the discretion of the Compensation Committee. In addition, the employment agreements specify that the executives are eligible for an annual incentive compensation bonus at the discretion of the Compensation Committee. Under the terms of the employment agreements, each Named Executive Officer is also eligible to participate in the welfare, retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally. Under the employment agreements, if the Company reduces an executive’s base salary or bonus, defers payment of his compensation, or eliminates or substantially modifies his benefits, the executive would have a basis for termination for good reason.

Each executive who enters into an employment agreement has agreed to comply with certain confidentiality covenants both during employment and after termination. Each executive also agreed to comply with certain non-competition and non-solicitation covenants during his employment and for two years after the date of termination unless he is terminated by us for cause or if he terminates employment for other than good reason, in which cases he agreed to comply with such covenants for one year after the date of termination. Upon any transfer of all or substantially all of our assets to a successor entity, we will require the successor entity expressly to assume performance of each executive’s employment agreement. For a description of the severance provisions of the employment agreements, see “- Potential Payments upon Termination or Change in Control.”

Lear Corporation Salaried Retirement Program

The Lear Corporation Salaried Retirement Program (“Retirement Program”) is comprised of two components: (i) the Retirement Savings Plan and (ii) the Pension Savings Plan. We established the Retirement Savings Plan pursuant to Section 401(k) of the Internal Revenue Code for eligible employees who have completed one month of service. Under the Retirement Savings Plan, each eligible employee may elect to contribute, on a pre-tax basis, a portion of his eligible compensation in each year. Prior to 2011, the Retirement Savings Plan generally provided for a Company matching provision of 25% or 50% of an employee’s contribution up to a maximum of 5% of an employee’s eligible compensation, depending on years of service. Effective for 2011, the Company provides a matching contribution of 100% on the first 3% of a participant’s deferral contribution, plus 50% on the next 3% of a participant’s deferral contribution, regardless of service. In addition, the Retirement Savings Plan allows for discretionary Company matching contributions. Company matching contributions are initially invested in accordance with the Participant’s deferral contributions and can be transferred by the participant to other funds under the Retirement Savings Plan at any time. Matching contributions generally become vested under the Retirement Savings Plan at a rate of 20% for each full year of service. The matching contributions were suspended effective July 1, 2008 and subsequently reinstated as of January 1, 2009.

Effective January 1, 2007, we established the Pension Savings Plan as a component of the Retirement Program. Under the Pension Savings Plan, we make contributions to each eligible employee’s Pension Savings Plan account based on the employee’s “points,” which are the sum total of the employee’s age and years of service as of January 1 of the plan year. Based on an employee’s points, we contribute: (i) from 3% to 8% of eligible compensation up to the Social Security Taxable Wage Base and (ii) from 4.5% to 12% of eligible compensation over the Social Security Taxable Wage Base. For the 2007 through 2011 plan years, we will make additional contributions on behalf of employees who have at least 70 points as of January 1 and who were eligible employees on December 31, 2006 as follows: (1) from 3.5% to 4% of eligible compensation up to the Social Security Taxable Wage Base and (2) from 5.25% to 5.7% of eligible compensation over the Social Security Taxable Wage Base. All Pension Savings Plan contributions are generally determined as of the last day of each month (or, for years ending before January 1, 2009, semi-annually), provided that the employee is actively employed on such date, and are allocated monthly. Contributions generally become vested under the Pension Savings Plan at a rate of 20% for each full year of service. The contributions to the Pension Savings Plan were suspended effective October 31, 2008 and subsequently reinstated as of January 1, 2009.

2010 GRANTS OF PLAN-BASED AWARDS

The following table discloses the grants of plan-based awards to our Named Executive Officers in 2010. All share and share equivalent amounts set forth in the table below have been adjusted to reflect the 2-for-1 stock split of our common stock, effective March 17, 2011.

						All
						Other
						Stock	Grant
						Awards:	Date
						Number	Fair
						of	Value of
						Shares	Stock
			Estimated Possible Payouts			of Stock	and
	Type of		Under Non-Equity Incentive Plan Awards(1)			or Units	Option
Name(a)	Award	Grant Date(b)	Threshold(c)	Target (d)	Maximum (e)	(#)(i)	Awards(2)(l)

Robert E. Rossiter	Annual Incentive Award		$1,451,250	$1,935,000	$3,225,000

	Performance Unit Award(3)	2/12/2010	$1,874,880	$3,749,830	$7,499,870

	RSU Award	2/12/2010				35,560	$1,249,934

Matthew J. Simoncini	Annual Incentive Award		$396,000	$528,000	$1,056,000

	Performance Unit Award(3)	2/12/2010	$551,880	$1,103,830	$2,207,870

	RSU Award	2/12/2010				10,468	$367,950

Raymond E. Scott	Annual Incentive Award		$396,000	$528,000	$1,056,000

	Performance Unit Award(3)	2/12/2010	$551,880	$1,103,830	$2,207,870

	RSU Award	2/12/2010				10,468	$367,950

Louis R. Salvatore	Annual Incentive Award		$396,000	$528,000	$1,056,000

	Performance Unit Award(3)	2/12/2010	$551,880	$1,103,830	$2,207,870

	RSU Award	2/12/2010				10,468	$367,950

Terrence B. Larkin	Annual Incentive Award		$396,000	$528,000	$1,056,000

	Performance Unit Award(3)	2/12/2010	$551,880	$1,103,830	$2,207,870

	RSU Award	2/12/2010				10,468	$367,950

(1)	For the Annual Incentive Award, the threshold, target and maximum amounts represent 75%, 100% and 200%, respectively, of the total bonus opportunity for each Named Executive Officer, with the exception of our CEO, whose opportunity is capped by the limit under the terms of the AIP providing that no annual incentive payment may exceed 250% of an executive’s base salary. For the Annual Incentive Award, the target bonus opportunity for the Named Executive Officers was also based on a percentage of base salary, which was 150% for Mr. Rossiter and 80% for Messrs. Simoncini, Scott, Salvatore, and Larkin.

(2)	See Note 12, “Stock-Based Compensation,” to the Company’s consolidated financial statements included in our 2010 annual report on Form 10-K for the assumptions made in determining values.

(3)	Payment of each cash-based Performance Unit award is contingent on the Company attaining certain levels of adjusted ROIC performance in the three performance periods (1-year period for 2010, 2-year period for 2010-2011, and 3-year period for 2010-2012). Twenty-five percent (25%) of the Performance Unit award may be earned for each of the 1-year and 2-year periods, and fifty percent (50%) of the award may be earned for the 3-year period. If threshold, target or maximum performance goals are attained in a performance period, 50%, 100% or 200% of the target amount, respectively, may be earned. Actual amounts earned for the first performance period awards are reported in the 2010 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

Annual Incentives

A summary description of the Company’s AIP is set forth above under the heading “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentives.”

Performance Units

The Performance Unit awards were granted pursuant to the LTSIP. Payment of each cash-based Performance Unit award is contingent on the Company attaining certain levels of adjusted ROIC performance in the three performance periods (1-year period for 2010, 2-year period for 2010-2011, and 3-year period for 2010-2012). Twenty-five percent (25%) of the Performance Unit award may be earned for each of the 1-year and 2-year periods, and fifty percent (50%) of the award may be earned for the 3-year period. If threshold, target or maximum performance goals are attained in a performance period, 50%, 100% or 200% of the target amount, respectively, may be earned.

Restricted Stock Units

The RSU awards were granted pursuant to the LTSIP. A summary description of the LTSIP is set forth above under the heading “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives.”

The RSUs vest and settle in shares of common stock on the third anniversary of the grant date. If the executive’s employment terminates for any reason other than cause or a voluntary termination by the executive, vesting of the RSUs will accelerate as of the termination date. In addition, if the executive retires after reaching age 55 with 10 years of service, he will receive an additional 24 months of vesting of the RSUs. Upon a change in control, all unvested RSUs will vest in their entirety.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding equity awards as of December 31, 2010, for each Named Executive Officer. Except where otherwise specified, all share and share equivalent amounts set forth in the table and footnotes below have been adjusted to reflect the 2-for-1 stock split of our common stock, effective March 17, 2011.

		Stock Awards
		Number of
		Shares or	Market Value
		Units of Stock	of Shares or	Equity
		That Have	Units of Stock	Incentive Plan
	Option	Not Vested	That Have Not	Awards
Name(a)	Awards(1)	(#)(2)(3)(g)	Vested(4)(h)	(#)(5)(i)

Robert E. Rossiter	N/A	388,860	$19,192,185	N/A
Matthew J. Simoncini	N/A	106,016	$5,232,420	N/A
Raymond E. Scott	N/A	106,016	$5,232,420	N/A
Louis R. Salvatore	N/A	106,016	$5,232,420	N/A
Terrence B. Larkin	N/A	106,016	$5,232,420	N/A

(1)	The following stock option and SAR awards (with respect to shares of our common stock prior to our financial restructuring and without taking into account our 2-for-1 stock split) were cancelled for no value on November 9, 2009 in connection with the Plan of Reorganization and therefore are not included in the table above:

Total
Number
of Cancelled
Awards

Mr. Rossiter	660,381
Mr. Simoncini	136,031
Mr. Scott	176,625
Mr. Salvatore	181,625
Mr. Larkin	73,853

(2)	The following RSU awards (with respect to shares of our common stock prior to our financial restructuring and without taking into account our 2-for-1 stock split) were cancelled for no value on November 9, 2009 in connection with the Plan of Reorganization and therefore are not included in the amounts above:

Total
Number of
Cancelled RSUs

Mr. Rossiter	89,380
Mr. Simoncini	41,458
Mr. Scott	26,774
Mr. Salvatore	25,711
Mr. Larkin	7,951

(3)	The figures in column (g) represent RSU awards granted under the LTSIP. For Mr. Rossiter, 15,360 RSUs vest monthly on the 9th day of each month (with the exception of 15,370 vesting on November 9, 2011 and November 9, 2012) and 35,560 RSUs vest on February 12, 2013. For each of Messrs. Simoncini, Scott, Salvatore and Larkin, 47,774 RSUs vest on each of November 9, 2011 and November 9, 2012 and 10,468 RSUs vest on February 12, 2013.

(4)	The total values in column (h) equal the total number of RSUs held by each Named Executive Officer (on a pre-split basis) multiplied by the market price of Company common stock at the close of the last trading day in 2010, which was $98.71 per share.

(5)	The following performance share awards (with respect to shares of our common stock prior to our financial restructuring and without taking into account our 2-for-1 stock split) for the January 1, 2007 to December 31, 2009 performance period were cancelled for no value on November 9, 2009 in connection with the Plan of Reorganization and therefore are not included in the table above:

Number of
Cancelled Equity
Incentive Plan Awards

Mr. Rossiter	18,556
Mr. Simoncini	3,374
Mr. Scott	4,218
Mr. Salvatore	3,880
Mr. Larkin	—

2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock-based awards that vested during 2010 for our Named Executive Officers. No options were exercised in 2010. All share amounts set forth in the table below have been adjusted to reflect the 2-for-1 stock split of our common stock, effective March 17, 2011.

	Option Awards
	Number of		Stock Awards
	Shares		Number of
	Acquired	Value	Shares Acquired		Value
	on Exercise	Realized on	on Vesting		Realized on
Name(a)	(#)(b)	Exercise(c)	(#)(d)		Vesting(e)

Robert E. Rossiter	—	—	184,330	(1)	$7,088,244
Matthew J. Simoncini	—	—	47,774	(2)	$2,146,247
Raymond E. Scott	—	—	47,774	(2)	$2,146,247
Louis R. Salvatore	—	—	47,774	(2)	$2,146,247
Terrence B. Larkin	—	—	47,774	(2)	$2,146,247

(1)	This amount reflects vested RSUs that were granted on November 9, 2009 pursuant to the LSTIP. Mr. Rossiter’s RSU award vests in monthly installments over 36 months beginning with December 9, 2009.
(2)	These awards vested on November 9, 2010.

2010 PENSION BENEFITS

			Number
			of Years		Present	Payments
			Credited		Value of	During
			Service		Accumulated	Last Fiscal
Name(a)	Plan name(s)(b)		(#)(c)		Benefit(1)(d)	Year(2)(e)

Robert E. Rossiter	Pension Plan (tax-qualified plan	)	35.6	(3)	$834,033	$—
	Pension Equalization Program		35.6	(3)	$1,428,121	$1,428,121
	PSP Excess Plan		35.6	(3)	$1,293,548	$1,293,548
Matthew J. Simoncini(4)	Pension Plan (tax-qualified plan	)	7.7		$108,639	$—
	Pension Equalization Program		7.7		$57,417	$—
	PSP Excess Plan		7.7		$64,169	$—
Raymond E. Scott	Pension Plan (tax-qualified plan	)	18.4		$206,932	$—
	Pension Equalization Program		18.4		$312,934	$—
	PSP Excess Plan		18.4		$202,916	$—
Louis R. Salvatore	Pension Plan (tax-qualified plan	)	10.3		$195,425	$—
	Pension Equalization Program		10.3		$364,312	$—
	PSP Excess Plan		10.3		$165,587	$—
Terrence B. Larkin(5)	N/A

(1)	The present value of accumulated benefit under the Pension Plan (tax-qualified plan) for each Named Executive Officer is based on post-commencement valuation mortality and commencement of benefits at age 65, with an assumed discount rate applicable to a December 31, 2010 measurement of 5.50%, as used for financial accounting purposes. The present value of accumulated benefit under the Pension Equalization Program and the PSP Excess Plan for each Named Executive Officer is based on payment of benefits in accordance with such plans (as described below in “— Pension Equalization Program” and “— Lear Corporation PSP Excess Plan”), with an assumed discount rate applicable to a December 31, 2010 measurement of 4.60% and an assumed future present value conversion rate for those not yet in receipt of benefits of 4.19%, as used for financial accounting purposes.

(2)	Represents amounts distributed to an annuity for Mr. Rossiter in accordance with the terms of the wind-down of the Pension Equalization Plan and the PSP Excess Plan Pension Make-up Account described below.

(3)	Credited service is limited to 35 years for all purposes under the Pension Plan, the Pension Equalization Program and the PSP Excess Plan Pension Make-up Account.

(4)	Mr. Simoncini is fully vested in his Pension Plan benefits. However, he is not vested in the Pension Equalization Program or the PSP Excess Plan Pension Make-up Account, since all of such benefits were attributable to compensation in excess of the Internal Revenue Code compensation limits, and such benefits generally vest after a participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service.

(5)	Mr. Larkin is not a participant in the Pension Plan, Pension Equalization Program or PSP Excess Plan Pension Make-Up Account.

Qualified Pension Plan

The Named Executive Officers (as well as other eligible employees), other than Mr. Larkin, participate in the Lear Corporation Pension Plan, which has been frozen with respect to any new benefits as of December 31, 2006. The Pension Plan is intended to be a qualified pension plan under the Internal Revenue Code, and its benefits are integrated with Social Security benefits. In general, an eligible employee became a participant on the July 1st or January 1st after completing one year of service (as defined in the plan). Benefits are funded by employer contributions that are determined under accepted actuarial principles and the Internal Revenue Code. The Company may make contributions in excess of any minimum funding requirements when the Company believes it is financially advantageous to do so and based on its other capital requirements and other considerations.

The Pension Plan contains multiple benefit formulas. Under the principal formula, which applies to all Named Executive Officers, pension benefits are based on a participant’s “final average earnings,” which is the average of the participant’s compensation for the five calendar years in the last 10 years of employment in which the participant had his highest earnings. Compensation is defined under the plan to mean (i) all cash compensation reported for federal income tax purposes other than long-term incentive bonuses, and (ii) any elective contributions that are not includable in gross income under Internal Revenue Code Section 125 or 401(k). A participant’s annual retirement benefit, payable as a life annuity at age 65, equals the greater of:

•	(a) 1.10% times final average annual earnings times years of credited service before 1997 (to a maximum of 35 years), plus (b) 1.00% times final average annual earnings times years of credited service after 1996 (with a maximum of 35 years reduced by years of credited service before 1997), plus (c) 0.65% times final average annual earnings in excess of covered compensation (as defined in I.R.S. Notice 89-70) times years of credited service (with a maximum of 35 years); and

•	$360.00 times years of credited service.

Any employee who on December 31, 1996 was an active participant and age 50 or older earned benefits under the 1.10% formula for years of credited service through 2001.

Credited service under the Pension Plan includes all years of pension service under the Lear Siegler Seating Corp. Pension Plan, and a participant’s retirement benefit under the Pension Plan is reduced by his benefit under the Lear Siegler Seating Corp. Pension Plan. The benefits under the Pension Plan become vested once the participant accrues five years of vesting service under the plan. Service performed after December 31, 2006 will continue to count towards vesting credit even though no additional benefits will accrue under the plan after that date.

Pension Equalization Program

The Pension Equalization Program, which has been frozen as to any new benefits as of December 31, 2006, provides benefits in addition to the Pension Plan. The Pension Plan is subject to rules in the Internal Revenue Code that restrict the level of retirement income that can be provided to, and the amount of compensation that can be considered for, highly paid executives under the Pension Plan. The Pension Equalization Program is intended to supplement the benefits under the Pension Plan for certain highly paid executives whose Pension Plan benefits are limited by those Internal Revenue Code limits. A participant’s Pension Equalization Program benefit equals the difference between the executive’s actual vested accrued Pension Plan benefit and the Pension Plan benefit the executive would have accrued under the Lear formula if the Internal Revenue Code limits on considered cash compensation and total benefits did not apply. Highly compensated executives and other employees whose compensation exceeds the Internal Revenue Code limits for at least three years are eligible to participate in the Pension Equalization Program. Each of the Named Executive Officers other than Mr. Larkin participated in the Pension Equalization Program. The benefits under the Pension Equalization Program become vested once the participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service. Vesting service will continue to accrue after December 31, 2006.

On December 18, 2007, the Pension Equalization Program was amended to provide for its termination and the wind down of the Company’s obligations pursuant thereto. All distributions will be completed within five years after the last participant vests or turns age 60, whichever is later. For an active participant who is eligible to receive benefits, amounts that would otherwise be payable will be used to fund a third party annuity or other investment vehicle. In such event, the participant will not have access to the invested funds or receive any cash payments until the participant retires or otherwise terminates employment with the Company.

Lear Corporation PSP Excess Plan

In addition to the Pension Plan and the Pension Equalization Program, we have established the Lear Corporation PSP Excess Plan, which was previously named the Executive Supplemental Savings Plan. In November 2008, the Company amended the PSP Excess Plan to effectively terminate certain portions of the plan. This amendment (i) terminated future elective deferrals of salary and bonus as well as Company matching contributions, (ii) voided deferral elections made in 2007 with respect to bonuses payable in 2009, and (iii) provided for the distribution of participants’ balances of all elective and Company matching contributions in a lump sum. Participants with balances of less than $50,000 received a distribution in January 2009. Each participant with a balance exceeding $50,000 received a distribution in January 2009 if they agreed to a 10% reduction in the amount to which such participant would otherwise be entitled, and if a participant chose not to agree to the reduction, such participant received a distribution of the unreduced amount in January 2010.

The PSP Excess Plan has both defined benefit and defined contribution elements. The defined benefit element has been quantified and described in the 2010 Pension Benefits table and in the narrative below. The 2010 Nonqualified Deferred Compensation table below identifies the defined contribution components of the PSP Excess Plan.

Defined Benefit Element

The PSP Excess Plan provides retirement benefits that would have been accrued through December 31, 2006 under the Pension Plan and/or the Pension Equalization Program if the participant had not elected to defer compensation under the plan or the MSPP (through a Pension Make-up Account). Participants become vested in the benefits under the Pension Make-up Account that are based on Pension Plan benefits (attributable to compensation up to the Internal Revenue Code compensation limits) after three years of vesting service. Participants do not vest in amounts that would have otherwise accrued under the Pension Equalization Program (benefits based on compensation in excess of the Internal Revenue Code compensation limits) until they meet the vesting requirements of that program, as described above. On December 18, 2007, the Pension Make-up Account portion of the PSP Excess Plan was also amended to provide for its termination and wind down in the same manner as the Pension Equalization Program described above.

Defined Contribution Element

In 2010, the defined contribution component of the PSP Excess Plan generally provided a defined contribution benefit of an amount that the participant would have received under the Pension Savings Plan but could not due to Internal Revenue Code limits applicable to the Pension Savings Plan. Participants generally become vested in excess Pension Savings Plan contributions under the PSP Excess Plan after three years of vesting service. Distributions of the excess Pension Savings Plan contributions are made in a lump sum in the calendar year following the year of the participant’s termination of employment. Plan earnings under the excess Pension Savings Plan are generally tied to rates of return on investments available under the qualified Pension Savings Plan as directed by plan participants. The executive elective deferral feature of the PSP Excess Plan (f/k/a the Executive Supplemental Savings Plan) and related Company matching contribution components were removed from the PSP Excess Plan effective December 31, 2008.

2010 NONQUALIFIED DEFERRED COMPENSATION

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	in Last	Withdrawals/	Balance at
Name(a)	in Last FY(b)	in Last FY(1)(c)	FY(d)	Distributions(e)	Last FYE(f)

Robert E. Rossiter	$—	$1,020,415	$228,339	$—	$2,883,004
Matthew J. Simoncini	$—	$84,270	$35,435	$—	$371,200
Raymond E. Scott	$—	$84,270	$38,210	$—	$396,646
Louis R. Salvatore(2)	$—	$84,270	$38,685	$—	$400,994
Terrence B. Larkin	$—	$70,225	$25,679	$—	$272,744

(1)	Amounts are included in column (i) of the 2010 Summary Compensation Table.

(2)	For Mr. Salvatore, the figures reported under the “Aggregate Earnings in Last FY” and “Aggregate Balance at Last FYE” columns in the 2009 Nonqualified Deferred Compensation table were each incorrectly overstated by $137,441. The amount shown in column (f) of the 2010 table reflects the corrected 2009 amounts and 2010 activity.

PSP Excess Plan

The defined contribution element of the PSP Excess Plan is described in the narrative accompanying the 2010 Pension Benefits table above and is quantified in the 2010 Nonqualified Deferred Compensation table.

Potential Payments Upon Termination or Change in Control

The table below shows estimates of the compensation payable to each of our Named Executive Officers upon termination of employment with the Company. The amount each executive will actually receive depends on the circumstances surrounding his termination of employment. The amount payable is shown for each of six categories of termination triggers. All amounts are calculated as if the executive terminated effective December 31, 2010. The actual amounts due to any one of the Named Executive Officers on his termination of employment can only be determined at the time of his termination. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if it occurs on any other date or at any other stock price, or if any assumption is not, in fact, correct.

Accrued amounts (other than pension vesting enhancement as noted below) under the Company’s pension and deferred compensation plans are not included in this table. For these amounts, see the 2010 Pension Benefits table above and the 2010 Nonqualified Deferred Compensation table above.

		Pension		Accelerated
	Cash	Vesting	Continuation of	Vesting or
	Severance	Enhancement	Medical/Welfare	Payout of	Excise Tax	Total
Named Executive	(Base &	(Present	Benefits (Present	Equity	Gross-	Termination
Officer	Bonus)(1)	Value)(2)	Value)(3)	Awards(4)	Up(5)	Benefits

Robert E. Rossiter

• Involuntary Termination (or for Good Reason) With Change in Control	$6,450,000	$—	$4,652,410	$21,379,546	$—	$32,481,956

• Involuntary Termination (or for Good Reason)	$6,450,000	$—	$43,644	$20,285,866	N/A	$26,779,510

• Retirement(6)	$—	$—	$—	$18,530,802	N/A	$18,530,802

• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—

• Disability	$—	$—	$—	$20,285,866	N/A	$20,285,866

• Death	$—	$—	$—	$20,285,866	N/A	$20,285,866

Matthew J. Simoncini

• Involuntary Termination (or for Good Reason) With Change in Control	$2,376,000	$—	$18,606	$5,876,280	$1,337,172	$9,608,058

• Involuntary Termination (or for Good Reason)	$2,376,000	$—	$18,606	$5,554,350	N/A	$7,948,956

• Retirement(6)	N/A	N/A	N/A	N/A	N/A	N/A

• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—

• Disability	$—	$—	$—	$5,554,350	N/A	$5,554,350

• Death	$—	$121,587	$—	$5,554,350	N/A	$5,675,937

Raymond E. Scott

• Involuntary Termination (or for Good Reason) With Change in Control	$2,376,000	$—	$17,331	$5,876,280	$—	$8,269,611

• Involuntary Termination (or for Good Reason)	$2,376,000	$—	$17,331	$5,554,350	N/A	$7,947,681

• Retirement(6)	N/A	N/A	N/A	N/A	N/A	N/A

• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—

• Disability	$—	$—	$—	$5,554,350	N/A	$5,554,350

• Death	$—	$—	$—	$5,554,350	N/A	$5,554,350

Louis R. Salvatore

• Involuntary Termination (or for Good Reason) With Change in Control	$2,376,000	$—	$349,437	$5,876,280	$1,388,134	$9,989,851

• Involuntary Termination (or for Good Reason)	$2,376,000	$—	$21,792	$5,554,350	N/A	$7,952,142

• Retirement(6)	$—	$—	$—	$5,037,702	N/A	$5,037,702

• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—

• Disability	$—	$—	$—	$5,554,350	N/A	$5,554,350

• Death	$—	$—	$—	$5,554,350	N/A	$5,554,350

Terrence B. Larkin

• Involuntary Termination (or for Good Reason) With Change in Control	$2,376,000	N/A	$21,792	$5,876,280	$—	$8,274,072

• Involuntary Termination (or for Good Reason)	$2,376,000	N/A	$21,792	$5,554,350	N/A	$7,952,142

• Retirement(6)	N/A	N/A	N/A	N/A	N/A	N/A

• Voluntary Termination (or for Cause)	$—	N/A	$—	$—	N/A	$—

• Disability	$—	N/A	$—	$5,554,350	N/A	$5,554,350

• Death	$—	N/A	$—	$5,554,350	N/A	$5,554,350

(1)	Cash severance is paid in semi-monthly installments, without interest, through the severance period (which is generally two years), except that the installments otherwise payable in the first six months are paid in a lump sum on the date that is six months after the date of termination, consistent with the requirements of Section 409A of the Internal Revenue Code. In addition to the amounts shown in the table, the executive will receive any accrued salary, bonus (including a prorated bonus based on actual performance in the event of termination without cause or for good reason) and all other amounts to which he is entitled under the terms of any compensation or benefit plans of the Company upon termination for any reason.

(2)	Messrs. Rossiter, Salvatore and Scott are fully vested in their pension benefits, and as such, there would be no additional enhancement with respect to death benefits for them. Since Mr. Simoncini is not fully vested in his pension benefits, there would be a vesting enhancement upon death. Mr. Larkin is not a participant in the Pension Plan and therefore is not eligible for such death benefit.

(3)	Consists of continuation of health insurance, life insurance premium and imputed income amounts. Also includes the required payments to fund the guaranteed coverage under the Estate Preservation Plan, where applicable, which is as follows: Mr. Rossiter, $4,608,766 and Mr. Salvatore, $327,645. The Estate Preservation Plan provides for life insurance coverage payable following either the death of a participating executive or both the executive and his spouse, depending on the form of coverage. Upon the death of the executive (if a single life policy) or the second death of the insureds (if a dual life policy), the promised death benefit is provided, and any remaining economic value under the policy is paid to the Company. Messrs. Scott, Simoncini, and Larkin do not participate in the Estate Preservation Plan.

(4)	Represents accelerated vesting of RSUs and pro-rata or accelerated payout of Performance Units. Payments under any of the plans of the Company that are determined to be deferred compensation subject to Section 409A of the Internal Revenue Code are delayed by six months to the extent required by such provision. Accelerated portions of the RSUs are valued based on the December 31, 2010 closing price of the Company’s common stock. Values for pro-rata portions of the Performance Units upon a termination of employment assume achievement of the target level of performance for the full performance period. Values for accelerated Performance Units upon a change in control are based on the highest or “maximum” level of performance for the full performance period because the maximum performance level had been attained in 2010, in accordance with the terms of the LTSIP (see “Change in Control” below).

(5)	The Company has agreed to reimburse each executive for any excise taxes he is subject to under Section 4999 of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 4999 excise taxes. Such calculations were determined using conservative assumptions without taking into account any reductions in parachute payments attributable to reasonable compensation payable before or after a change in control. The Company could rebut the presumption required under applicable regulations that the equity and incentive awards granted in 2010 were contingent upon a change in control. In addition, although the non-compete obligations in the employment agreements would have value associated with them, no value was assigned to them in determining the amount of excise tax gross-up. Although an excise tax gross-up amount of zero is reported in this column for Messrs. Rossiter, Scott and Larkin based on the current set of assumptions, there could be situations in the future in which an excise tax gross-up amount for these executives could occur.

(6)	The Company does not provide for enhanced early retirement benefits under its pension programs. As of December 31, 2010, Mr. Rossiter and Mr. Salvatore were retirement-eligible.

Payments and benefits to a Named Executive Officer upon termination or a change in control of the Company are determined according to the terms of his employment agreement and equity or incentive awards and the Company’s compensation and incentive plans. The severance benefit payments set forth in the table and discussed below are generally available to the nine officers, including the Named Executive Officers, who currently have employment agreements with the Company. The amounts due to an executive upon his termination of employment depend largely on the circumstances of his termination, as described below.

Change in Control

The employment agreements do not provide benefits solely upon a change in control, but the LTSIP provides for accelerated vesting or payout of equity awards upon a “change in control” (as defined in the LTSIP), even if the executive does not terminate employment. Upon a change in control, the restrictions on RSUs lapse and Performance Units are paid out at their target level or, if performance prior to the date of the change in control is greater than target level, at a level commensurate with such actual performance extrapolated to the end of the performance period.

Upon a change in control, without termination, based on unvested RSU awards and Performance Units outstanding as of December 31, 2010, the value of the payout for each of the Named Executive Officers is as follows: $21,379,546 for Mr. Rossiter; and $5,876,280 for each of Messrs. Simoncini, Scott, Salvatore and Larkin.

In addition, upon a change in control, the Company’s obligation to maintain each executive’s life insurance coverage under the Lear Corporation Estate Preservation Plan becomes irrevocable and the executives are no longer required to pay premiums. The Company is also then required to fund an irrevocable “rabbi” trust to pay all projected premiums. The required payments to fund the guaranteed coverage under the Estate Preservation Plan, where applicable, are as follows: Mr. Rossiter, $4,608,766 and Mr. Salvatore, $327,645. Messrs. Scott, Simoncini, and Larkin do not participate in the Estate Preservation Plan.

Payments Made Upon Involuntary Termination (or for “Good Reason”) With a Change in Control

An executive whose employment is involuntarily terminated without cause (or for “good reason”) upon a change in control is entitled to the amounts he would receive upon the occurrence of either event, an involuntary termination (described below) or a change in control (described above). In addition, the Company will reimburse each executive for any excise taxes he becomes subject to under Section 4999 of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 4999 excise taxes.

Payments Made Upon Involuntary Termination (or for “Good Reason”)

Upon termination of employment by the executive for “good reason” (as defined in the employment agreements) or by the Company other than for “cause” or “incapacity” (each as defined in the employment agreement), the executive will receive base salary (at the higher of the rate in effect upon termination or the rate in effect 90 days prior to termination) through the date of termination, plus all other amounts owed under any compensation or benefit plans, including a bonus prorated for the portion of the performance period occurring prior to the date of termination. If the executive executes a release relating to his employment, he will also receive payments for a two-year severance period after the termination date equal to two (2) times the sum of his annual base salary rate and annual target bonus amount, each as in effect as of the termination date. In the event of an involuntary termination for any reason other than cause, or by the executive for good reason, all unvested RSUs become vested in their entirety upon termination and a pro rata amount of Performance Units may be earned through the termination date if actual performance during the performance period meets the pre-established performance requirements.

Payments Made Upon Retirement

The employment agreements do not distinguish between retirement and voluntary termination for other reasons, but under the LTSIP, an executive who retires with 10 or more years of service and who is age 55 or older when he terminates is entitled to additional vesting credit for RSU awards. The executive will be entitled to receive the shares underlying the RSUs that would have vested if the date of termination had been 24 months later than it actually occurred. A pro rata amount of Performance Units may be earned through the retirement date if actual performance during the performance period meets the pre-established performance requirements.

Payments Made Upon Voluntary Termination (or for “Cause”)

An executive who voluntarily resigns or whose employment is terminated by the Company for “cause” (as defined in the employment agreement) will receive unpaid salary and benefits, if any, he has accrued through the effective date of his termination. If an executive terminates voluntarily and has not completed 10 or more years of service and has not attained age 55 or older, he will be entitled to receive all of the shares underlying his vested RSUs, but all unvested RSUs and Performance Units will be forfeited. If an executive is terminated for cause, he will forfeit all RSUs and Performance Units.

Payments Made Upon Termination for Disability

Following termination of the executive’s employment for disability, the executive will receive all base salary and other accrued amounts then payable through the date of termination. He will also receive compensation payable under the Company’s disability and medical plans. In the event of the executive’s termination for disability, all unvested RSUs become vested in their entirety upon termination and a pro rata amount of Performance Units may be earned through the termination date if actual performance during the performance period meets the pre-established performance requirements.

Payments Made Upon Death

Following the death of the executive, we will pay to his estate or designated beneficiary a pro rata portion of any bonus earned prior to the date of death. In the event of the executive’s death, all unvested RSUs become vested in their entirety upon termination and a pro rata amount of Performance Units may be earned through the date of death if actual performance during the performance period meets the pre-established performance requirements.

Conditions and Obligations of the Executive

Each executive who has entered into an employment agreement with the Company is obligated to:

•	comply with confidentiality, non-competition and non-solicitation covenants during employment;

•	comply with non-competition and non-solicitation covenants for one year after the date of termination (extended to two years in the case of termination upon disability, termination by the Company without cause or by the executive for good reason);

•	in order to receive severance payments due under the employment agreement, sign a general release relating to his employment (applies only in the case of termination by the Company without cause or by the executive for good reason);

•	return data and materials relating to the business of the Company in his possession;

•	make himself reasonably available to the Company to respond to periodic requests for information regarding the Company or his employment; and

•	cooperate with litigation matters or investigations as the Company deems necessary.

Compensation and Risk

We have conducted a risk assessment of our employee compensation policies and practices, including our executive compensation programs and metrics. The risk assessment was conducted by senior leaders of the Company, including representatives from finance, legal and Human Resources, and included a review of the employee compensation structures and pay administration practices. The Compensation Committee and its independent compensation consultant reviewed and discussed the findings of the Company’s assessment and concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching these conclusions, we considered the attributes of all of our programs, including:

•	The appropriate compensation mix between fixed (base salary) and variable (annual and long-term incentive) pay opportunities;

•	A review of market data and competitive practices for elements of executive compensation;

•	Performance measures that are tied to key Company measures of short and long-term performance;

•	The alignment of annual and long-term award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results; and

•	A balanced mix of performance measures for long-term incentive awards that encourage value creation, retention and stock price appreciation.

We also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. We concluded that our compensation programs do not include such elements.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The following persons served on our Compensation Committee during all or a portion of 2010: Messrs. Clawson, Mallett, Runkle and Smith. No member of the Compensation Committee was, during the fiscal year ended December 31, 2010, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

See “Certain Relationships and Related Party Transactions — Certain Transactions” for information regarding certain transactions with Hayes Lemmerz, for which Mr. Clawson serves as Chairman, President and Chief Executive Officer.

COMPENSATION COMMITTEE REPORT

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2010.

This Report is submitted by Messrs. Clawson, Mallett, Runkle and Smith, being all of the members of the Compensation Committee.

Conrad L. Mallett, Jr., Chairman
Curtis J. Clawson
Donald L. Runkle
Gregory C. Smith

AUDIT COMMITTEE REPORT

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee of the Board is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. The Audit Committee is currently comprised of Messrs. Capo, Foster, Smith and Wallace, each a non-employee director, and operates under a written charter which was last amended by our Board in February 2010. Our Board has determined that all members of the Audit Committee are independent as defined in the NYSE listing standards.

The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the report of management and the opinion thereon of Ernst & Young LLP, Lear’s independent registered public accounting firm for the year ended December 31, 2010, regarding Lear’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (“PCAOB”) which include, among other items, matters related to the conduct of the audit of Lear’s financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from Lear.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Lear’s audited financial statements be included in Lear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 10, 2011.

This Report is submitted by Messrs. Capo, Foster, Smith and Wallace, being all of the members of the Audit Committee.

Gregory C. Smith, Chairman
Thomas P. Capo
Jonathan F. Foster
Henry D.G. Wallace

FEES OF INDEPENDENT ACCOUNTANTS

In connection with the audit of the 2010 financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2010, we retained Ernst & Young LLP, as well as other accounting firms, to provide tax and other advisory services in 2010. We understand the need for Ernst & Young LLP to maintain objectivity and independence in its audit of our financial statements. It is also the Audit Committee’s goal that the fees that the Company pays to Ernst & Young LLP for permitted non-audit services in any year should not exceed the audit and audit-related fees paid to Ernst & Young LLP in such year, a goal which the Company achieved in 2010 and 2009.

In order to assure that the provision of audit and non-audit services provided by Ernst & Young LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services to be performed by Ernst & Young LLP, other than de minimis services that satisfy the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Exchange Act. The Audit Committee also has adopted policies and procedures for pre-approving all audit and permitted non-audit work performed by Ernst & Young LLP. Any pre-approval is valid for 14 months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. Any pre-approval must also set forth in detail the particular service or category of services approved and is generally subject to a specific cost limit. All of the fees for audit, audit-related, tax and other services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described in this paragraph.

The Audit Committee has adopted policies regarding our ability to hire employees, former employees and certain relatives of employees of the Company’s independent accountants.

During 2010 and 2009, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	2010	2009

Audit fees(1)	$8,006,000	$9,160,000
Audit-related fees(2)	158,000	162,000
Tax fees(3)	1,684,000	1,710,000
All other fees	—	—

(1)	Audit fees in 2010 and 2009 include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings. Audit fees in 2009 also include certain additional audit services performed related to the bankruptcy filings and subsequent emergence from bankruptcy.

(2)	Audit-related fees in 2010 and 2009 include services related to the audits of employee benefit plans.

(3)	Tax fees include services related to tax compliance, tax advice and tax planning.

All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have established a written policy that has been broadly disseminated within Lear regarding commercial transactions with related parties. This policy assists us in identifying, reviewing, monitoring and, as necessary, approving commercial transactions with related parties. The policy requires that any transaction, or series of transactions, with related parties in excess of $500,000, whether undertaken in or outside the ordinary course of our business, be presented to the Audit Committee for approval.

We have implemented various procedures to ensure compliance with the related party transaction policy. For example, Lear’s standard purchasing terms and conditions require vendors to advise us upon any such vendor becoming aware of certain directors, employees or stockholders of the vendor being affiliated with a director or officer (or immediate family member of either) of Lear or its subsidiaries. This requirement applies if such person is involved in the vendor’s relationship with Lear or if such person receives any direct or indirect compensation or benefit based on that relationship. Company policy prohibits our employees from simultaneously working for any customer or vendor of Lear. In addition, the policy prohibits our directors, officers and employees from participating in, or seeking to influence, decisions regarding the selection of a vendor or supplier if such person (or any member of his or her family living in the same household) has any personal or financial interest or investment in such vendor or supplier, subject to certain limited exceptions, and advises directors, officers and employees to report any violation of this policy to our legal department immediately upon becoming aware thereof.

Each year, we circulate conflict of interest questionnaires to all our directors, members of senior management, purchasing personnel and certain other employees. Based on the results of these questionnaires, the legal department reports all known transactions or relationships with related persons to, among others, our Chief Accounting Officer. Payments to vendors identified as related party vendors in North America are processed through a centralized payables system. At least twice per year, a list of known related parties is circulated to directors, executive officers and certain other employees for updating.

At least twice per year, the Chief Accounting Officer reports to the Vice President of Internal Audit on related party relationships, including those with customers, as well as the amount of business performed between Lear and each related party during the preceding six months, year-to-date and for the preceding fiscal year. At least annually, the Vice President of Internal Audit prepares an audit plan for reviewing significant transactions with related parties and reports such audit plan and the results to the Audit Committee. The Audit Committee also receives a summary of all significant transactions with related parties at least annually.

In connection with any required Audit Committee approval, a member of our senior management must represent to the Audit Committee that the related party at issue has been held to the same standards as unaffiliated third parties. Audit Committee members having (or having an immediate family member that has) a direct or indirect interest in the transaction, must recuse themselves from consideration of the transaction.

The Chief Accounting Officer, General Counsel and Vice President of Internal Audit meet at least twice per year to confirm the adequate monitoring and reporting of related party transactions. The Chief Accounting Officer then reports on such monitoring and disclosure at least annually to the Audit Committee, which in turn reports to the full Board regarding its review and approval of related party transactions.

During 2010, our related party transaction policy and practices required the review by the Audit Committee of the business transactions described in more detail below under “— Certain Transactions.”

With respect to the employment of related parties, we have adopted a written policy that has been broadly disseminated within Lear regarding the employment of immediate family members of our directors and executive officers. The policy does not prohibit such employment, but rather requires the identification, monitoring and review of such employment relationships by our Human Resources department and the Compensation Committee of the Board. The policy provides that all employment decisions should be made in accordance with Lear’s standard policies and procedures and that directors and officers must not seek to improperly influence any employment decisions regarding their immediate family members.

Pursuant to this policy, we have adopted procedures which assist us in identifying and reviewing such employment relationships. Our directors and executive officers are required to notify the senior Human Resources executive upon becoming aware that an immediate family member is seeking employment with Lear or any of its subsidiaries. In addition, each year, our directors and executive officers provide the Company with the names of their immediate family members who are employed by the Company. All employment decisions regarding these family members, including but not limited to changes in compensation and job title, are reviewed prior to the action and compiled in a report to assure related parties are held to the same employment standards as non-affiliated employees or parties. Senior management reports annually to the Board with respect to related persons employed by Lear.

During 2010, these procedures resulted in the review by the Compensation Committee of the employment relationships set forth below under “— Certain Transactions.”

In addition, our Code of Business Conduct and Ethics prohibits activities that conflict with, or have the appearance of conflicting with, the best interests of the Company and its stockholders. Such conflicts of interest may arise when an employee, or a member of the employee’s family, receives improper personal benefits as a result of such individual’s position in the Company. Also, another written policy prohibits any employee from having any involvement in employment and compensation decisions regarding any of his or her family members that are employed by the Company.

Certain Transactions

Terrence Kittleson, a brother-in-law of Lear’s Chief Executive Officer and President, Robert E. Rossiter, is employed by CB Richard Ellis as an Executive Vice President. CB Richard Ellis provides Lear with real estate brokerage services, as well as property and project management services. In 2010, Lear paid an aggregate of approximately $2,194,000 to CB Richard Ellis for these services. Lear has engaged CB Richard Ellis in the ordinary course of its business and in accordance with its normal procedures for engaging service providers of these types of services.

Scott Ratsos, a Vice President of Program Management in Lear’s Electrical Power Management Systems segment, was a son-in-law of Robert E. Rossiter, Lear’s Chief Executive Officer and President. In 2010, Lear paid Mr. Ratsos approximately $523,000, which included a bonus payment and other standard benefit arrangements. The compensation paid to Mr. Ratsos was approved in accordance with Lear’s standard compensation practices for similarly situated employees.

Brian T. Rossiter, a Platform Director in Lear’s Global Seating Operations, is the son of Robert E. Rossiter, Lear’s Chief Executive Officer and President. In 2010, Lear paid Brian T. Rossiter approximately $185,000, which included a bonus payment and other standard benefit arrangements. The compensation paid to Mr. Brian Rossiter was approved in accordance with Lear’s standard compensation practices for similarly situated employees.

Richard T. Snyder, a Financial Manager for Lear, is a brother-in-law of Robert E. Rossiter, Lear’s Chief Executive Officer and President. In 2010, Lear paid Richard T. Snyder approximately $130,000, which included a bonus payment and other standard benefit arrangements. The compensation paid to Mr. Snyder was approved in accordance with Lear’s standard compensation practices for similarly situated employees.

Curtis J. Clawson, a member of our Board, serves as Chairman, President and Chief Executive Officer of Hayes Lemmerz. In 2010, Hayes Lemmerz paid Lear approximately $3,675,000 for various goods provided by Lear. Lear made such sales to Hayes Lemmerz in the ordinary course of its business, on arms-length terms and in accordance with its normal procedures for these types of goods.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 2)

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. A proposal will be presented at the meeting to ratify this appointment. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage Ernst & Young LLP. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Lear and its stockholders. We have been advised that a representative of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE PROPOSAL UNLESS
STOCKHOLDERS SPECIFY A CONTRARY VOTE.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION SET FORTH IN THIS PROXY STATEMENT

(PROPOSAL NO. 3)

Pursuant to Section 14A of the Exchange Act, we are seeking stockholder approval of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. While this vote is advisory, and not binding on the Board, it will provide information to the Board and Compensation Committee regarding investor sentiment about our executive compensation programs and practices, which the Compensation Committee will carefully review when evaluating our executive compensation program.

Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2011 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosures.”

The Company is committed to maintaining executive compensation programs and practices that are aligned with the Company’s business strategy. As a result, the Company has a strong pay-for-performance philosophy that greatly impacts its decisions regarding executive compensation. Our executive compensation programs seek to align management’s interests with our stockholders’ interests to support long-term value creation and pay for performance. This philosophy and the compensation structure are essential to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and its stockholders. To that end, our program links pay to performance by delivering a significant majority of the total compensation opportunity of our Named Executive Officers in variable or performance-based compensation programs (annual and long-term incentive plans). Performance measures used in the Company’s annual and long-term incentive plans support the Company’s annual operating plan and longer term strategy and are tied to key Company measures of short and long-term performance. Our program also aligns the Named Executive Officers’ financial interest with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

We urge our stockholders to read “Compensation Discussion and Analysis” above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables which provide detailed information on the compensation of our Named Executive Officers.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the Meeting is required for approval of this advisory resolution.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE
COMPENSATION SET FORTH IN THIS PROXY STATEMENT.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE APPROVAL OF EXECUTIVE COMPENSATION SET FORTH IN THIS PROXY STATEMENT UNLESS STOCKHOLDERS
SPECIFY A CONTRARY VOTE.

ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 4)

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 above should occur every year, every two years or every three years.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The frequency alternative that receives the most votes will be the choice of stockholders. Stockholders are not voting to approve or disapprove the Board’s recommendation. While this vote is advisory, and not binding on the Board, the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions and disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation programs. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

THE BOARD RECOMMENDS A VOTE FOR THE “ONE YEAR” FREQUENCY OPTION FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ONE YEAR FREQUENCY OPTION FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION UNLESS
STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals at the Company’s annual meeting of stockholders in 2012 pursuant to Rule 14a-8 under the Exchange Act must send notice of their proposal to us so that we receive it no later than December 1, 2011. Stockholders who intend to present proposals at the annual meeting of stockholders in 2012 other than pursuant to Rule 14a-8 must comply with the notice provisions in our Bylaws. The notice provisions in our Bylaws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2012, proper notice of the proposal be received by us not less than 90 days or more than 120 days prior to the first anniversary of the mailing date of this proxy statement. Stockholder proposals should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Senior Vice President, General Counsel and Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the 2011 Annual Meeting. If any other matters properly come before the meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the 2011 Annual Meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 which we filed with the SEC, including financial statements and schedules. If the person requesting the report was not a stockholder of record on March 25, 2011, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Senior Vice President, General Counsel and Corporate Secretary.

By Order of the Board of Directors,

Terrence B. Larkin
Senior Vice President, General Counsel
and Corporate Secretary

Annex A

Director Independence Guidelines

The NYSE Listing Requirements require that the Board consist of a majority of independent directors and that all members of the Audit Committee, the Compensation Committee and the Nominating Committee be independent. To be considered independent under the NYSE Listing Requirements, the Board must determine that a director does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has established these guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, each of the following relationships (unless required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended) shall be deemed immaterial so that a director who satisfies the specific independence criteria in the NYSE Listing Requirements will not be considered to have a material relationship with the Company solely as a result of any such relationship:

(1) the director, or his or her immediate family member,1 is affiliated with an entity with which the Company does business, unless the amount of purchases or sales of goods and services from or to the Company, in any of the three fiscal years preceding the determination and for which financial statements are available, has exceeded 1% of the consolidated gross revenues of such entity;

(2) the director, or his or her immediate family member, serves as a trustee, director, officer or employee of a foundation, university, non-profit organization or tax-exempt entity to which the Company has made a donation, unless the Company’s aggregate annual donations to the organization, in any of the three fiscal years preceding the determination and for which financial statements are available, have exceeded the greater of $250,000 or 1% of that organization’s consolidated gross revenues;

(3) the director, or his or her immediate family member, is a director, officer or employee of an entity with which the Company or any officer of the Company has a banking or investment relationship, unless (x) the amount involved, in any of the three fiscal years preceding the determination, exceeds the lesser of $1 million or 1% of such entity’s total deposits or investments or (y) such banking or investment relationship is on terms and conditions that are not substantially similar to those available to an unaffiliated third party; or

(4) the director or his or her immediate family member is an officer of a company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other does not exceed 2% of the other company’s total consolidated assets as of the end of the fiscal year immediately preceding the date of determination and for which financial statements are available.

In addition, as required by our Audit Committee Charter, Audit Committee members must also satisfy the independence requirements of Section l0A of the Securities Exchange Act of 1934.

The types of relationships described above are not intended to be comprehensive, and no inference should be drawn that a director having a relationship of the type described in items (1) through (4) above that fails to satisfy any of the criteria in items (1) through (4) above is not independent. If a director has a relationship that fails to satisfy any of the criteria set forth in items (1) through (4) above, the Board may still determine that such director is independent so long as the NYSE Listing Requirements do not preclude a finding of independence as a result of such relationship. The Company shall disclose such determinations in accordance with applicable law and stock exchange listing requirements. The Company intends for the foregoing guidelines to comply with both the NYSE Listing Requirements in effect as of the date of adoption of these guidelines and as such NYSE Listing Requirements are proposed to be amended (as such proposed amendments were filed by the NYSE with the SEC on November 23, 2005.)

1 As used herein, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than any domestic employee) who shares such person’s home; provided, however, that “immediate family member” shall exclude stepchildren that do not share a stepparent’s home, or the in-laws of such stepchildren. Upon death, incapacity, legal separation or divorce, a person shall cease to be an immediate family member.

A-1

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 11, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. LEAR CORPORATION ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS ATTN: INVESTOR RELATIONS If you would like to reduce the costs incurred by our company in mailing proxy 21557 TELEGRAPHROAD materials, you can consent to receiving all future proxy statements, proxy cards SOUTHFIELD, MI 48033 and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials 1 Investor Address Line 1 electronically in future years. Investor Address Line 2 Investor Address Line 3 1 1 OF VOTE BY PHONE — 1-800-690-6903 Investor Address Line 4 Use any touch-tone telephone to transmit your voting instructions up until 11:59 Investor Address Line 5 P.M. Eastern Daylight Time on May 11, 2011. Have your proxy card in hand when John Sample you call and then follow the instructions. 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 NAME THE COMPANY NAME INC. — COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR 02 the following: 1. Election of Directors For Against Abstain 1a Thomas P. Capo 0 0 0 0000000000 1b Curtis J. Clawson 0 0 0 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 1c Jonathon F. Foster 0 0 0 2 Ratification of appointment of Ernst & Young 0 0 0 LLP as independent registered public accounting firm for 2011. 1d Conrad L. Mallett, Jr. 0 0 0 1e Robert E. Rossiter 0 0 0 3 Advisory approval of executive compensation. 0 0 0 1f Donald L. Runkle 0 0 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 1g Gregory C. Smith 0 0 0 4 Advisory approval of the frequency of 0 0 0 0 future advisory votes on executive compensation. 1h Henry D.G. Wallace 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. 0 (see reverse for instructions) Yes No R1.0.0.11699 Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 00000971801 SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Lear Corporation Proxy Statement, Lear Corporation Annual Report is/are available at www.proxyvote.com . LEAR CORPORATION This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on May 12, 2011, at 10:00 a.m. (Eastern Daylight Time). This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on May 12, 2011 or any adjournment or postponement thereof (the “Meeting”). The undersigned appoints Matthew J. Simoncini and Terrence B. Larkin, and each of them, with full power of substitution in each of them, the proxies of the undersigned, and authorizes them to vote for and on behalf of the undersigned all shares of Lear Corporation common stock which the undersigned may be entitled to vote on all matters properly coming before the Meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all nominees for director, FOR proposals 2 and 3, and for the 1-year frequency option in proposal 4. R1.0.0.11699 Address change/comments: 00000971802 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side